Exhibit 99.4

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions of Item 8 (Financial Statements and Supplementary Data) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2005 of WPS Resources. All other portions of Item 8 are unchanged.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

A. MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of WPS Resources and its subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting. WPS Resources' control systems were designed to provide reasonable assurance to WPS Resources' management and Board of Directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

WPS Resources' management assessed the effectiveness of its internal control over financial reporting as of December 31, 2005. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 31, 2005, WPS Resources' internal control over financial reporting is effective based on those criteria.

WPS Resources Corporation's independent registered public accounting firm has issued an audit report on management's assessment of WPS Resources' internal control over financial reporting.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

B. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of WPS Resources Corporation

We have audited management's assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that WPS Resources Corporation and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2005 of the Company and our report dated February 28, 2006 expressed an unqualified opinion on those financial statements and financial statement schedules and included an explanatory paragraph regarding the Company's adoption of new accounting standards.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2006

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

WPS RESOURCES CORPORATION

C. CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31
(Millions, except per share data)	2005	2004	2003

Nonregulated revenue	$5,323.1	$3,598.6	$3,137.6
Utility revenue	1,524.2	1,292.0	1,183.7
Total revenues	6,847.3	4,890.6	4,321.3

Nonregulated cost of fuel, natural gas, and purchased power	5,150.0	3,458.8	3,016.6
Utility cost of fuel, natural gas, and purchased power	801.2	576.2	532.3
Operating and maintenance expense	540.3	513.2	459.5
Depreciation and decommissioning expense	142.6	107.0	138.4
Impairment loss	-	-	-
Taxes other than income	47.5	46.1	43.8
Operating income	165.7	189.3	130.7

Miscellaneous income	86.2	47.7	63.6
Interest expense and distributions on trust preferred securities	(62.0)	(54.2)	(55.6)
Minority interest	4.5	3.4	5.6
Other income (expense)	28.7	(3.1)	13.6

Income before taxes	194.4	186.2	144.3
Provision for income taxes	41.4	30.0	33.7
Income from continuing operations	153.0	156.2	110.6

Discontinued operations, net of tax	9.1	(13.4)	(16.0)
Net income before cumulative effect of change in
accounting principles	162.1	142.8	94.6

Cumulative effect of change in accounting principles, net of tax	(1.6)	-	3.2
Net income before preferred stock dividends of subsidiary	160.5	142.8	97.8

Preferred stock dividends of subsidiary	3.1	3.1	3.1
Income available for common shareholders	$157.4	$139.7	$94.7

Average shares of common stock
Basic	38.3	37.4	33.0
Diluted	38.7	37.6	33.2

Earnings (loss) per common share (basic)
Income from continuing operations	$3.91	$4.09	$3.26
Discontinued operations, net of tax	0.24	($0.35)	($0.49)
Cumulative effect of change in accounting principles, net of tax	(0.04)	-	0.10
Earnings per common share (basic)	$4.11	$3.74	$2.87

Earnings (loss) per common share (diluted)
Income from continuing operations	$3.87	$4.07	$3.24
Discontinued operations, net of tax	0.24	(0.35)	(0.49)
Cumulative effect of change in accounting principles, net of tax	(0.04)	-	0.10
Earnings per common share (diluted)	$4.07	$3.72	$2.85

Dividends per common share	$2.24	$2.20	$2.16

The accompanying notes to WPS Resources' consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

WPS RESOURCES CORPORATION

D. CONSOLIDATED BALANCE SHEETS

At December 31
(Millions)	2005	2004

Assets
Cash and cash equivalents	$27.7	$40.0
Accounts receivable - net of reserves of $12.7 and $8.0, respectively	1,005.6	531.3
Accrued unbilled revenues	151.3	113.2
Inventories	304.8	188.8
Current assets from risk management activities	906.4	376.5
Deferred income taxes	7.3	-
Assets held for sale	14.8	112.7
Other current assets	100.4	86.0
Current assets	2,518.3	1,448.5

Property, plant, and equipment, net	2,048.1	2,002.6
Nuclear decommissioning trusts	-	344.5
Regulatory assets	272.0	160.9
Long-term assets from risk management activities	226.5	74.6
Other	397.6	345.7
Total assets	$5,462.5	$4,376.8

Liabilities and Shareholders' Equity
Short-term debt	$264.8	$292.4
Current portion of long-term debt	4.0	6.7
Accounts payable	1,078.9	589.4
Current liabilities from risk management activities	852.8	338.6
Deferred income taxes	-	14.6
Liabilities held for sale	6.6	3.5
Other current liabilities	116.8	71.9
Current liabilities	2,323.9	1,317.1

Long-term debt	867.1	865.7
Deferred income taxes	79.6	65.5
Deferred investment tax credits	14.5	16.2
Regulatory liabilities	373.2	288.3
Environmental remediation liabilities	67.4	68.4
Pension and postretirement benefit obligations	82.1	94.6
Long-term liabilities from risk management activities	188.4	62.5
Asset retirement obligations	9.3	364.4
Other	101.7	91.2
Long-term liabilities	1,783.3	1,916.8

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,304.2	1,091.8
Total liabilities and shareholders' equity	$5,462.5	$4,376.8

The accompanying notes to WPS Resources' consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

E. CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

			Employee
			Stock Plan
			Guarantees and					Accumulated
			Deferred		Capital in			Other
	Comprehensive		Compensation	Common	Excess of	Retained	Treasury	Comprehensive
(Millions)	Income	Total	Trust	Stock	Par Value	Earnings	Stock	Income (Loss)

Balance at December 31, 2002	-	$782.8	($5.4)	$32.0	$351.8	$415.9	($1.5)	($10.0)
Income available for common shareholders	$94.7	94.7	-	-	-	94.7	-	-
Other comprehensive income - cash flow hedges (net of tax of $4.8)	7.2	7.2	-	-	-	-	-	7.2
Other comprehensive income - minimum pension liability (net of tax of $8.2)	(12.3)	(12.3)	-	-	-	-	-	(12.3)
Other comprehensive income - currency translation	0.1	0.1	-	-	-	-	-	0.1
Comprehensive income	$89.7	-	-	-	-	-	-	-
Issuance of common stock	-	197.7	-	4.8	191.8	-	1.1	-
Purchase of common stock	-	(1.0)	(1.0)	-	-	-	-	-
Dividends on common stock	-	(71.8)	-	-	-	(71.8)	-	-
Other	-	5.8	(0.1)	-	5.9	-	-	-

Balance at December 31, 2003	-	$1,003.2	($6.5)	$36.8	$549.5	$438.8	($0.4)	($15.0)
Income available for common shareholders	$139.7	139.7	-	-	-	139.7	-	-
Other comprehensive income - cash flow hedges (net of tax of $3.1)	4.6	4.6	-	-	-	-	-	4.6
Other comprehensive income - minimum pension liability (net of tax of $4.0)	(6.0)	(6.0)	-	-	-	-	-	(6.0)
Other comprehensive income - currency translation	0.3	0.3	-	-	-	-	-	0.3
Comprehensive income	$138.6	-	-	-	-	-	-	-
Issuance of common stock	-	26.3	-	0.6	25.6	-	0.1	-
Dividends on common stock	-	(81.3)	-	-	-	(81.3)	-	-
Other	-	5.0	(1.9)	0.1	7.0	(0.2)	-	-

Balance at December 31, 2004	-	$1,091.8	($8.4)	$37.5	$582.1	$497.0	($0.3)	($16.1)
Income available for common shareholders	$157.4	157.4	-	-	-	157.4	-	-
Other comprehensive income - cash flow hedges (net of tax of $7.9)	(12.1)	(12.1)	-	-	-	-	-	(12.1)
Other comprehensive income - minimum pension liability (net of taxes of $11.4)	17.1	17.1	-	-	-	-	-	17.1
Other comprehensive income - available for sale securities (net of tax of $0.4)	0.6	0.6	-	-	-	-	-	0.6
Other comprehensive income - currency translation (net of taxes of $0.1)	0.1	0.1	-	-	-	-	-	0.1
Comprehensive income	$163.1	-	-	-	-	-	-	-
Issuance of common stock	-	127.3	-	2.5	124.8	-	-	-
Dividends on common stock	-	(85.4)	-	-	-	(85.4)	-	-
Other	-	7.4	(2.5)	0.1	10.1	(0.3)	-	-

Balance at December 31, 2005	-	$1,304.2	($10.9)	$40.1	$717.0	$568.7	($0.3)	($10.4)

The accompanying notes to WPS Resources' consolidated financial statements are an integral part of these statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

F. CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
(Millions)	2005	2004	2003
Operating Activities
Net income before preferred stock dividends of subsidiary	$160.5	$142.8	$97.8
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations, net of tax	(9.1)	13.4	16.0
Depreciation and decommissioning	142.6	107.0	138.4
Amortization of nuclear fuel and other	41.4	44.7	42.4
Realized gain on investments held in trust, net of regulatory deferral	(15.7)	(5.5)	(38.7)
Unrealized (gains) losses on nonregulated energy contracts	(39.2)	(10.7)	10.4
Pension and postretirement expense	50.5	39.8	26.4
Pension and postretirement funding	(28.6)	(17.8)	(15.6)
Deferred income taxes and investment tax credit	9.2	(2.1)	(0.4)
Gain on sales of partial interest in synthetic fuel operation	(7.1)	(7.5)	(7.6)
Gain on sale of property, plant, and equipment	(5.5)	(12.0)	(7.1)
Gain on sale of emission allowances	(0.4)	-	-
Deferral of Kewaunee outage expenses, net	(49.2)	(7.2)	-
Cumulative effect of change in accounting principles, net of tax	1.6	-	(3.2)
Other	(50.1)	(3.9)	(33.7)
Changes in working capital, net of businesses acquired
Receivables, net	(501.6)	(67.6)	(183.3)
Inventories	(112.6)	(11.6)	(79.9)
Other current assets	(20.0)	(0.9)	(19.4)
Accounts payable	487.5	45.2	102.8
Other current liabilities	25.4	(3.1)	17.1
Net cash provided by operating activities	79.6	243.0	62.4

Investing Activities
Capital expenditures	(414.5)	(290.0)	(176.2)
Sale of property, plant, and equipment	12.0	26.9	31.4
Purchase of equity investments and other acquisitions	(82.6)	(52.3)	(102.7)
Proceeds from sale of Kewaunee nuclear power plant	112.5	-	-
Proceeds from sale of partial interest in Weston 4 power plant	95.1	-	-
Proceeds from liquidation of non-qualified decommissioning trust	127.1	-	-
Purchase of nuclear decommissioning trust invesntments	(18.6)	(213.3)	(349.5)
Sale of nuclear decommissioning trust invesntments	18.6	213.3	349.5
Decommissioning funding	-	(0.3)	(3.0)
Other	1.0	3.1	6.5
Net cash used for investing activities	(149.4)	(312.6)	(244.0)

Financing Activities
Short-term debt - net	(25.0)	251.2	14.7
Issuance of long-term debt	-	-	125.0
Repayment of long-term debt, note to preferred stock trust and capital lease	(3.4)	(105.1)	(87.7)
Payment of dividends
Preferred stock	(3.1)	(3.1)	(3.1)
Common stock	(85.4)	(81.3)	(71.8)
Issuance of common stock	127.3	26.3	197.7
Purchase of common stock	-	-	(1.0)
Other	(10.4)	(11.2)	24.8
Net cash provided by financing activities	-	76.8	198.6
Change in cash and cash equivalents - continuing operations	(69.8)	7.2	17.0
Change in cash and cash equivalents - discontinued operations
Net cash used for operating activities	(17.2)	(12.2)	(3.2)
Net cash provided by (used for) investing activities	75.5	(2.4)	(3.4)
Net cash used for financing activities	(0.8)	(3.3)	(3.0)
Change in cash and cash equivalents	(12.3)	(10.7)	7.4
Cash and cash equivalents at beginning of year	40.0	50.7	43.3
Cash and cash equivalents at end of year	$27.7	$40.0	$50.7

The accompanying notes to WPS Resources' consolidated financial statements are an integral part of these statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES

G. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Notes to the Consolidated Financial Statements that follow include consolidated WPS Resources footnotes and certain combined footnotes for both WPS Resources and its wholly owned subsidiary registrant, WPSC. WPSC's financial statements also include supplemental footnotes related to WPSC. Refer to Item 8, Section P for a listing of the combined footnotes included in the WPS Resources notes and the supplemental footnotes that are applicable to the WPSC registrant.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations--WPS Resources is a holding company. Our wholly owned subsidiary, WPSC, is an electric and natural gas utility. WPSC supplies and distributes electric power and natural gas in its franchised service territory in northeastern Wisconsin and an adjacent portion of the Upper Peninsula of Michigan. Our other wholly owned utility subsidiary, UPPCO, is an electric utility. UPPCO supplies and distributes electric energy to a portion of the Upper Peninsula of Michigan. Our wholly owned nonregulated subsidiary, ESI, offers nonregulated natural gas, electric, and alternative fuel supplies, as well as energy management and consulting services to retail and wholesale customers. ESI also owns several merchant electric generation plants, primarily in the Midwest and Northeastern United States and adjacent portions of Canada.

The term "utility" refers to the regulated activities of WPSC and UPPCO, while the term "nonutility" refers to the activities of WPSC and UPPCO that are not regulated. The term "nonregulated" refers to activities other than those of WPSC and UPPCO.

(b) Consolidation Basis of Presentation--The Consolidated Financial Statements include the accounts of WPS Resources and all majority owned subsidiaries, after eliminating significant intercompany transactions and balances. If a minority owner's equity is reduced to zero, our policy is to record 100% of the subsidiary's losses until the minority owner makes capital contributions or commitments to fund its share of the operating costs. The cost method of accounting is used for investments when WPS Resources owns less than 20% of the voting equity of the company, unless other evidence indicates we have significant influence over the operating and financial policies of the investee. Investments in businesses not controlled by WPS Resources, but over which we have significant influence regarding the operating and financial policies of the investee, are accounted for using the equity method. For additional information on our equity method investments see Note 10, "Investments in Affiliates, at Equity Method."

For all periods presented, certain assets and liabilities of Sunbury are classified as held for sale and Sunbury's operating results have been separately classified and reported as discontinued operations. Refer to Note 4, "Sunbury Plant," for more information.

(c) Use of Estimates--We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. We make estimates and assumptions that affect reported amounts. These estimates and assumptions affect assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

(d)  Cash and Cash Equivalents--We consider short-term investments with an original maturity of three months or less to be cash equivalents.

Cash paid for taxes during 2005, 2004, and 2003 was $50.4 million, $37.0 million, and $21.9 million, respectively. During 2005, 2004, and 2003, cash paid for interest totaled $59.6 million, $54.4 million, and $57.9 million, respectively.

Non-cash transactions were as follows:

(Millions)	2005	2004	2003

Weston 4 construction costs funded through accounts payable	$16.6	$22.6	$-
Minimum pension liability equity adjustment	(17.1)	6.0	12.3
Restricted cash	-	3.2	1.0
Debt assumed in Advantage acquisition	-	3.2	-
Exchange of transmission assets for equity interest in ATC	-	-	5.9

(e) Revenue and Customer Receivables--Revenues are recognized on the accrual basis and include estimated amounts for electric and natural gas services rendered but not billed. Of WPS Resources' total revenue, 6.4%, 6.6%, and 6.1% was from companies in the paper products industry in 2005, 2004, and 2003, respectively. Of WPSC's total revenue, 11.2%, 10.1%, and 8.6% was from companies in the paper products industry in 2005, 2004, and 2003, respectively.

WPSC and UPPCO use automatic fuel and purchased power adjustment clauses for the MPSC retail electric portions of their business. WPSC also uses automatic fuel and purchased power adjustment clauses for its FERC wholesale electric business; however, at UPPCO, most wholesale electric contracts are special contracts and have no automatic fuel and purchased power adjustment clauses. The Wisconsin retail electric portion of WPSC's business uses a "cost variance range" approach, based on a specific estimated fuel and purchased power cost for the forecast year. If WPSC's actual fuel and purchased power costs fall outside this range, the PSCW can authorize an adjustment to future rates. Decreases to rates can be implemented without a hearing, unless requested by WPSC, PSCW staff, or interveners, while increases to rates are generally subject to a hearing.

Billings to UPPCO's customers under the MPSC's jurisdiction include base rate charges and a power supply cost recovery factor. Power supply cost recovery factors are established annually to recover projected power supply costs approved by the MPSC. The MPSC reconciles these factors to actual costs annually and permits 100% recovery of allowed power supply costs. UPPCO recognizes any over or under recovery currently in its revenues, and the payable or receivable is recognized on the balance sheet until settlement. The deferrals are relieved with additional billings or refunds.

The PSCW approved a modified one-for-one gas cost recovery plan for WPSC. This plan allows WPSC to pass changes in the cost of natural gas on to system natural gas customers, subject to regulatory review by the PSCW for reasonableness.

The MPSC has approved one-for-one recovery of prudently incurred natural gas costs for WPSC, subject to regulatory review. The MPSC also approved a natural gas cost recovery factor adjustment mechanism for WPSC for the period November 2005 through October 2006. This adjustment mechanism allows WPSC to adjust the maximum natural gas rates that can be charged to customers in Michigan based on upward or downward changes to the NYMEX natural gas futures price without further MPSC action.

WPSC and UPPCO are required to provide service and grant credit to customers within their service territories. The two companies continually review their customers' credit-worthiness and obtain or refund deposits accordingly. Both utilities are precluded from discontinuing service to residential customers during winter moratorium months. The regulated segments calculate a reserve for potential uncollectible customer receivables using a four-year average of bad debts net of recoveries as a percentage of total accounts receivable. The historical percentage is reviewed in light of the current year conditions, and an appropriate percentage is applied to the current year-end accounts receivable balance to determine the required reserve balance.

For ESI's merchant electric generation plants, electric power revenues related to fixed-price contracts are recognized at the lower of amounts billable under the contract or an amount equal to the volume of the capacity made available or the energy delivered during the period multiplied by the estimated average revenue per kilowatt-hour per the terms of the contract. Under floating-price contracts, electric power revenues are recognized when capacity is provided or energy is delivered.

For its nonregulated business of supplying energy, management, and consulting services to retail and wholesale customers, ESI accrues revenues in the month that energy is delivered and/or services are rendered. With the January 1, 2003, adoption of Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," revenues related to derivative instruments classified as trading are reported net of related cost of sales for all periods presented. Most revenues in 2005, 2004, and 2003 continue to be reported on a gross basis. See Note 1(u), "Cumulative Effect of Change in Accounting Principles," for more information.

In the fourth quarter of 2003, WPS Resources adopted Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments that are Subject to SFAS No. 133 and Not 'Held for Trading Purposes' as Defined in Issue No. 02-03," which resulted in recording nonregulated revenues net of cost of fuel, natural gas, and purchased power for energy-related transactions entered into after October 1, 2003, that settle financially and for which the commodity does not physically transfer. Had the provisions of Issue No. 03-11 been applied to arrangements entered into prior to October 1, 2003, previously reported nonregulated revenue would have decreased $62.9 million for the nine months ended September 30, 2003, with a corresponding $62.9 million decrease to nonregulated cost of fuel, natural gas, and purchased power. Previously reported wholesale natural gas sales volumes for the nine months ended September 30, 2003 would have decreased 10.8 billion cubic feet. Neither margins, income, or cash flows were impacted by the adoption of Issue No. 03-11.

ESI calculates the reserve for potential uncollectible customer receivable balances by applying an estimated bad debt experience rate to each past due aging category and reserving for 100% of specific customer receivable balances deemed to be uncollectible. The basis for calculating the reserve for receivables from wholesale counterparties considers netting agreements, collateral, and guarantees.

(f) Inventories--Inventories consist of natural gas in storage and fossil fuels, including coal. Average cost is used to value fossil fuels and natural gas in storage for our regulated segments. Inventories at ESI are valued at the lower of cost or market unless hedged pursuant to a fair value hedge, in which case it is marked to the spot rate.

(g)  Risk Management Activities--As part of our regular operations, WPS Resources enters into contracts, including options, swaps, futures, forwards, and other contractual commitments, to manage market risks such as changes in commodity prices and interest rates.

WPS Resources accounts for its derivative contracts in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 establishes accounting and financial reporting standards for derivative instruments and requires, in part, that we recognize certain derivative instruments on the balance sheet as assets or liabilities at their fair value. Subsequent changes in fair value of the derivatives are recorded currently in earnings unless certain hedge accounting criteria are met. If the derivatives qualify for regulatory deferral subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the derivatives are marked to fair value pursuant to SFAS No. 133 and are offset with a corresponding regulatory asset or liability.

WPS Resources classifies mark-to-market gains and losses on derivative instruments not qualifying for hedge accounting as a component of revenues.

(h) Emission Allowances--ESI accounts for emission allowances using an intangible asset model, with cash inflows and outflows related to purchases and sales of emission allowances recorded as investing activities in the Consolidated Statements of Cash Flows. ESI uses the guidance in SFAS No.

144, "Accounting for the Impairment and Disposal of Long-Lived Assets," to test for impairment. The utilities generally do not purchase or sell emission allowances, but use the inventory accounting model for emission allowances granted at zero cost and utilized in operating the utilities' generation plants.

(i) Property, Plant, and Equipment--Utility plant is stated at the original cost of construction including an allowance for funds used during construction. The cost of renewals and betterments of units of property (as distinguished from minor items of property) is capitalized as an addition to the utility plant accounts. Except for land, no gain or loss is recognized in connection with ordinary retirements of utility property units. Maintenance, repair, replacement, and renewal costs associated with items not qualifying as units of property are considered operating expenses. The utility charges the cost of units of property retired, sold, or otherwise disposed of, less salvage, to the accumulated provision for depreciation. The cost of removal associated with the retirement is charged to a regulatory liability.

We record straight-line depreciation expense over the estimated useful life of utility property and include amounts for estimated removal and salvage. The PSCW approved new depreciation rates for WPSC effective January 1, 2005, which have not had a material impact on annual depreciation expense. Depreciation rates for UPPCO were approved by the MPSC effective January 1, 2002. Annual utility composite depreciation rates are shown below.

Annual Utility Composite Depreciation Rates	2005	2004	2003

Electric	3.59%	3.59%	3.63%
Gas	3.61%	3.65%	3.63%

Nonutility property interest capitalization takes place during construction, and gain and loss recognition occurs in connection with retirements. Nonutility property is depreciated using straight-line depreciation. Asset lives range from 3 to 20 years.

Nonregulated plant is stated at the original construction cost, which includes capitalized interest, or estimated fair value at the time of acquisition pursuant to a business combination. The costs of renewals, betterments, and major overhauls are capitalized as an addition to plant. The gains or losses associated with ordinary retirements are recorded in the period of retirement. Maintenance, repair, and minor replacement costs are expensed as incurred.

Most of the nonregulated subsidiaries compute depreciation using the straight-line method over the following estimated useful lives:

Structures and improvements	15 to 40 years
Office and plant equipment	5 to 35 years
Office furniture and fixtures	3 to 10 years
Vehicles	5 years
Computer equipment	3 years
Leasehold improvements	Shorter of: life of the lease or life of the asset

The Combined Locks Energy Center uses the units of production depreciation method for selected pieces of equipment having defined lives stated in terms of hours of production.

WPS Resources capitalizes certain costs related to software developed or obtained for internal use and amortizes those costs to operating expense over the estimated useful life of the related software, which is usually three to seven years.

(j) Capitalized Interest and Allowance for Funds Used During Construction--Our nonregulated subsidiaries capitalize interest for construction projects, while our utilities use an allowance for funds used during construction (AFUDC) calculation, which includes both a debt and an equity component as required by regulatory accounting.

Approximately 50% of WPSC's retail jurisdictional construction work-in-progress expenditures are subject to AFUDC, except on specific projects approved by the PSCW. For 2005, WPSC's AFUDC retail rate was 9.0%. A current return for construction funds related to Weston 4 is being recovered from ratepayers as incurred.

WPSC's construction work-in-progress AFUDC debt and equity percentage formula for the wholesale jurisdiction is specified in the FERC's Uniform System of Accounts. The 2005 average AFUDC wholesale rate was 7.13%.

WPSC's allowance for equity funds used during construction for 2005, 2004, and 2003 was $1.5 million, $2.0 million, and $2.4 million, respectively. WPSC's allowance for borrowed funds used during construction for 2005, 2004, and 2003 was $0.4 million, $0.7 million, and $1.0 million, respectively. UPPCO did not record AFUDC for 2005, 2004, or 2003, as UPPCO did not have significant construction projects during these years.

Our nonregulated subsidiaries calculate capitalized interest on long-term construction projects for periods during which financing is provided by WPS Resources through interim debt. The interest rate capitalized is based upon the monthly short-term borrowing rate WPS Resources incurs for such funds. The amount of interest capitalized during 2005, 2004, and 2003 was not significant.

(k) Asset Impairment--We review the recoverability of long-lived tangible and intangible assets, excluding goodwill, other indefinite lived intangible assets, and regulatory assets, in accordance with SFAS No. 144. This Statement requires review of assets when circumstances indicate that the carrying amount may not be recoverable. The carrying amount of assets held and used is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset's carrying value over its fair value. The carrying value of assets held for sale is not recoverable if it exceeds the fair value less cost to sell the asset. An impairment charge is recorded for any excess of the carrying value over the fair value less cost to sell. If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the future anticipated cash flows from these investments to their carrying values. Impairment charges are recorded if the carrying value of such assets exceeds the future anticipated cash flows. See Note 4, "Sunbury Plant," for information related to the impairment charge recorded at Sunbury in 2005.

(l) Regulatory Assets and Liabilities--WPSC and UPPCO are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenue associated with certain incurred costs that will be recovered from customers through the ratemaking process. Regulatory liabilities represent amounts that are refundable in future customer rates. Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, we believe that future recovery of our regulatory assets is probable.

(m) Goodwill and Other Intangible Assets--In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and other assets with indefinite lives are not amortized, but are subject to annual impairment tests. WPSC performs its impairment test during the second quarter of each year, while ESI performs its impairment test annually during the third quarter. The impairment tests are updated whenever events or changes in circumstances indicate that the assets might be impaired. Based upon the results of testing, no impairments were noted in 2005, 2004, or 2003.

Other intangible assets with definite lives, consisting primarily of emission allowances and customer related intangible assets, are amortized over periods from 1 to 30 years. For more information on WPS Resources' intangible assets, see Note 11, "Goodwill and Other Intangible Assets."

(n) Retirement of Debt--Premiums, discounts, and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

(o) Research and Development--Electric research and development expenditures for WPSC totaled $0.7 million, $0.7 million, and $0.6 million, in 2005, 2004, and 2003, respectively. No other research and development expenditures were significant.

(p) Asset Retirement Obligations--Effective January 1, 2003, WPS Resources adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." Under this accounting standard, WPS Resources recognized, at fair value, legal obligations associated with the retirement of tangible long-lived assets that resulted from the acquisition, construction or development, and/or normal operation of the asset. The asset retirement obligation is accreted using a credit-adjusted risk-free interest rate commensurate with the expected settlement date of the asset retirement obligation. The associated retirement costs were capitalized as part of the related long-lived asset and depreciated over the useful life of the asset. The total of the depreciation and accretion from the initial date of obligation through the adoption date of SFAS No. 143 were recorded as a cumulative effect of change in accounting principle for ESI and as a net regulatory asset for our regulated operations.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations." SFAS No. 143 had been inconsistently applied in practice because the accounting for conditional asset retirement obligations was interpreted differently among companies. An asset retirement obligation is conditional when the timing and/or method of settling the obligation is conditioned on a future event. Many companies, including WPS Resources, did not record a liability for conditional asset retirement obligations under the guidance of SFAS No. 143, concluding that either (1) the conditional nature of the obligation did not create a liability until the retirement activity occurred or (2) the timing and/or method of settling the obligation was unknown.

Interpretation No. 47 concludes that, if required legally, an obligation associated with an asset's retirement is inevitable, even though uncertainties may exist regarding the timing and/or method of settling the obligation. According to the Interpretation, these uncertainties affect the fair value of the liability, rather than negate the need to record one at all. Additionally, the ability of a company to indefinitely postpone settlement of the obligation, or to sell the asset prior to its retirement, does not relieve a company of its present duty to settle the obligation. Therefore, the Interpretation concluded that conditional asset retirement obligations are within the scope of SFAS No. 143. WPS Resources adopted Interpretation No. 47 as of December 31, 2005. Asset retirement obligations included within the scope of Interpretation No. 47 are calculated and recorded utilizing the methodology in SFAS No. 143. See Note 1(u), "Cumulative Effect of Change in Accounting Principles," and Note 15, "Asset Retirement Obligations," for additional information regarding SFAS No. 143 and Interpretation No. 47.

(q) Income Taxes--We account for income taxes using the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes have been recorded using currently enacted tax rates for the differences between the tax basis of assets and liabilities and the basis reported in the financial statements. Due to the effects of regulation on WPSC and UPPCO, certain adjustments made to defer income taxes are, in turn, recorded as regulatory assets or liabilities.

Investment tax credits, which have been used to reduce our federal income taxes payable, have been deferred for financial reporting purposes. These deferred investment tax credits are being amortized over the useful lives of the property to which they relate.

WPS Resources is an indirect part owner of a facility that produces synthetic fuel that qualifies for tax credits under Section 29 if certain requirements are satisfied. Section 29 tax credits are currently scheduled to expire at the end of 2007. Tax credits that are not used to reduce tax expense as a result of alternative minimum tax rules relating to United States federal income taxes are carried forward as alternative minimum tax credits to reduce current tax expense in future years. Under current federal law, alternative minimum tax credits do not expire. In the fourth quarter of 2005, WPS Resources was informed that partnership returns for the facility filed for the 2002 and 2003 tax years were under review by the IRS. It is our understanding that this review of the partnership returns is part of the examination the IRS is conducting of the consolidated corporate filings of one of the partners for the same period.

WPS Resources files a consolidated United States income tax return that includes domestic subsidiaries of which its ownership is 80% or more. WPS Resources and its consolidated subsidiaries are parties to a tax allocation arrangement under which each entity determines its income tax provision on a stand-alone basis, after which the effects of federal consolidation are accounted for. In several states, combined or consolidated filing is required for certain members of the WPS Resources group doing business in that state. The tax allocation arrangement is used to equitably allocate the state taxes associated with these combined or consolidated filings.

WPS Resources records a reserve for uncertain tax positions based upon management's assessment of the probabilities that certain deductions or income tax positions may not be sustained when income tax returns are audited by taxing jurisdictions. Our identified tax exposures are discussed below.

WPS Resources and its subsidiaries have routinely been subject to examination by various taxing jurisdictions, including the IRS, Wisconsin Department of Revenue, and other state and local taxing jurisdictions. At any given time there might be several of these audits open covering multiple tax years. Management has not been informed by any taxing jurisdictions of any material adjustment to any filed or proposed tax position as a result of the on-going examinations.

WPS Resources had submitted a request to have the IRS conduct a pre-filing review of a tax position related to the 2004 tax return. The tax position related to the value of land located near the Peshtigo River that was donated to the WDNR. A pre-filing review of the land donation deduction was initiated by the IRS in the first quarter of 2005; however, in the second quarter, WPS Resources and the IRS mutually agreed to withdraw this issue from the pre-filing review process, citing an inability to reach a consensus on the tax treatment and value of the land donated. WPS Resources believes the value placed on the donated land was reasonable and will continue to pursue this matter if challenged by the IRS upon examination of the tax return.

The combined current benefit of Section 29 tax credits and the deferred benefit of alternative minimum tax credits (arising from Section 29 tax credits) is limited to an amount equal to the WPS Resources regular consolidated federal tax liability. In 2004, and in some previous years, this limitation has impacted the amount of the tax benefit recorded as compared to actual Section 29 tax credits produced. For 2005, this limitation did not impact the tax benefit recorded.

Section 29 tax credits are subject to phase out if the reference price of oil within that year exceeds a threshold price set by the IRS and is eliminated entirely if the reference price increases beyond a phase-out price. WPS Resources does not believe a phase-out will be applicable to 2005. WPS Resources records a tax benefit with respect to Section 29 tax credits based upon its assessment of the probability of sustaining the filing position for federal tax returns and its judgment related to the potential for a phase-out of credits.

(r) Excise Taxes--WPS Resources presents revenue net of pass-through taxes on the Consolidated Statements of Income.

(s) Guarantees--FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," requires that the guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. See Note 18, "Guarantees," for additional information on Interpretation
No. 45.

(t) Stock-Based Employee Compensation--WPS Resources has stock-based employee compensation plans, which are described more fully in Note 22, "Stock-Based Compensation." WPS Resources accounts for these plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Upon grant of stock options, no stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on income available for common shareholders and earnings per share if WPS Resources had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

(Millions, except per share amounts)	2005	2004	2003
Income available for common shareholders
As reported	$157.4	$139.7	$94.7
Add: Stock-based compensation expense using intrinsic value method - net of tax	2.0	1.4	2.0
Deduct: Stock-based compensation expense using the fair value method - net of tax	(1.9)	(1.1)	(1.1)
Pro forma	$157.5	$140.0	$95.6

Basic earnings per common share
As reported	$4.11	$3.74	$2.87
Pro forma	4.11	3.74	2.90

Diluted earnings per common share
As reported	$4.07	$3.72	$2.85
Pro forma	4.07	3.72	2.88

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes stock option pricing model assuming:

	2005	2004	2003
Expected life	6 years	10 years	10 years
Risk-free interest rate	4.38%	4.40%	4.40% to 4.65%
Expected dividend yield	4.73%	5.19%	5.68% to 6.23%
Expected volatility	11.77%	15.44%	18.25% to 19.97%

(u) Cumulative Effect of Change in Accounting Principles--The adoption of Interpretation No. 47 on December 31, 2005, resulted in a $1.6 million after-tax cumulative effect of change in accounting principle, decreasing income available for common shareholders, related to recording a liability for asbestos remediation at certain ESI generating plants. Approximately $1.4 million of the after-tax cumulative effect of change in accounting principle recorded in 2005 related to Sunbury. For more information on Sunbury, see Note 4, "Sunbury Plant." The adoption of SFAS No. 143 on January 1, 2003, resulted in a $0.3 million after-tax cumulative effect of change in accounting principle, decreasing income available for common shareholders, related to recording a liability for the closure of an ash basin at Sunbury. For the utility segments of WPS Resources, we concluded it was probable that any differences between expenses under Interpretation No. 47 and SFAS No. 143, and expenses currently recovered through customer rates, will be recoverable or refundable in future customer rates. Accordingly, neither the adoption of Interpretation No. 47 nor the adoption of SFAS No. 143 had any impact on the utility segments' income, as its effect is offset by the establishment of regulatory assets or liabilities pursuant to SFAS No. 71.

Prior to its rescission in 2002, ESI had been applying the accounting standards of Issue No. 98-10. ESI was defined as a trading company under Issue No. 98-10 and was required to mark all of its energy-related contracts to market. On October 25, 2002, the Emerging Issues Task Force rescinded Issue No. 98-10, thus precluding mark-to-market accounting for energy trading contracts entered into after that date that are not derivatives and requiring a cumulative effect of change in accounting principle to be recorded effective January 1, 2003, for all nonderivative contracts entered into on or prior to October 25,

2002. On January 1, 2003, WPS Resources recorded an after-tax cumulative effect of a change in accounting principle of $3.5 million (related to ESI operations) to increase income available for common shareholders as a result of removing from its balance sheet the mark-to-market effects of those contracts entered into on or prior to October 25, 2002, that do not meet the definition of a derivative under SFAS No. 133. The required change in accounting had no impact on the underlying economics or cash flows of the contracts.

(v)  Reclassifications--We reclassified certain prior year financial statement amounts to conform to the current year presentation. Except for those reclassifications recorded to report assets and liabilities as held for sale and results of operations and cash flows as discontinued, no reclassifications made to the prior year financial statements were material.

(w)  New Accounting Pronouncements--In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25, and requires companies to measure the cost of share-based awards at their grant date fair value. That cost is recognized over the period during which an employee is required to provide service in exchange for the award. SFAS No. 123R is effective for WPS Resources beginning in the first quarter of 2006. WPS Resources has chosen the modified prospective method of adopting the Statement. Under this method, all share-based payment awards granted after December 31, 2005, will be measured at fair value and recognized as a component of income available for common shareholders over the requisite service period of the award. Additionally, compensation cost for the portion of awards granted on or before December 31, 2005, for which the requisite service has not been rendered, but which are outstanding as of the beginning of the first quarter of 2006 will be recognized as the remaining requisite service is rendered. The impact on WPS Resources' financial position and results of operations will be dependent upon a number of factors, including share-based awards granted in 2006. Because we do not know the number of share-based awards that will be granted in 2006, we cannot estimate the precise effect that SFAS No. 123R will have on our financial position and results of operations. However, assuming the number of share-based awards granted in 2006 remains consistent with prior years, we do not anticipate that the incremental impact to income available for common shareholders of adopting SFAS No. 123R in 2006 will differ significantly from the pro-forma amounts disclosed in Note 1(t), "Stock-Based Compensation," for prior years.

NOTE 2--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate such value:

Cash, Short-Term Investments, Energy Conservation Loans, Notes Payable, and Outstanding Commercial Paper: The carrying amount approximates fair value due to the short maturity of these investments and obligations.

Nuclear Decommissioning Trusts: Nuclear decommissioning trust investments were recorded at fair value, net of taxes payable on unrealized gains and losses. In 2005, the qualified nuclear decommissioning trust assets were sold in conjunction with the sale of Kewaunee and the nonqualified nuclear decommissioning trust assets were liquidated. See Note 6, "Acquisitions and Sales of Assets," for more information.

Long-Term Debt and Preferred Stock: The fair values of long-term debt and preferred stock are estimated based on the quoted market price for the same or similar issues or on the current rates offered to WPS Resources for debt of the same remaining maturity.

Risk Management Activities: Assets and liabilities from risk management activities are recorded at fair value pursuant to SFAS No. 133.

The estimated fair values of our financial instruments as of December 31 were:

(Millions)	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$27.7	$27.7	$40.0	$40.0
Energy conservation loans	1.5	1.5	1.6	1.6
Nuclear decommissioning trusts	-	-	344.5	344.5
Nuclear decommissioning trusts - other assets	-	-	26.8	26.8
Notes payable	10.0	10.0	12.7	12.7
Commercial paper	254.8	254.8	279.7	279.7
Long-term debt	872.9	901.7	874.4	925.2
Preferred stock	51.1	49.0	51.1	50.0
Risk management activities - net	91.7	91.7	50.0	50.0

NOTE 3--RISK MANAGEMENT ACTIVITIES

The following table shows WPS Resources' assets and liabilities from risk management activities as of December 31, 2005, and 2004:

	Assets		Liabilities
(Millions)	2005	2004	2005	2004
Utility Segments
Electric purchase contracts	$22.0	$11.0	$-	$-
Financial transmission rights	14.5	-	1.8	0.6
Nonregulated Segments
Commodity and foreign currency contracts	1,058.6	396.5	971.7	366.6
Fair value hedges	4.2	3.8	12.9	2.3
Cash flow hedges
Commodity contracts	33.6	39.8	50.1	22.9
Interest rate swaps	-	-	4.7	8.7
Total	$1,132.9	$451.1	$1,041.2	$401.1
Balance Sheet Presentation
Current	$906.4	$376.5	$852.8	$338.6
Long-term	226.5	74.6	188.4	62.5
Total	$1,132.9	$451.1	$1,041.2	$401.1

Assets and liabilities from risk management activities are classified as current or long-term based upon the maturities of the underlying financial instruments.

Utility Segments

WPSC has entered into a limited number of electric purchase contracts that are accounted for as derivatives and are shown in the above table. Financial transmission rights in the above table include financial instruments used to manage the transmission congestion costs of the electric utilities. In 2005, WPSC's portion of the assets and liabilities related to financial transmission rights was $13.6 million and $1.7 million, respectively. In 2004, all of the utility segments' financial transmission rights belonged to WPSC. The PSCW approved the recognition of a regulatory asset or liability for the fair value of derivative instruments. Thus, management believes any gains or losses resulting from the eventual settlement of these derivative instruments will be collected from or refunded to customers.

Nonregulated Segments

The derivatives in the nonregulated segments not designated as hedges under generally accepted accounting principles are primarily commodity contracts used to manage price risk associated with natural gas and electric energy purchase and sale activities, and foreign currency contracts used to manage foreign currency exposure related to ESI's Canadian operations. In addition, ESI entered into a series of derivative contracts (options) covering a specified number of barrels of oil in order to manage exposure to the risk of an increase in oil prices that could result in a phase-out of Section 29 federal tax credits that can be recognized from ESI's investment in a synthetic fuel production facility for 2006 and 2007. See Note 1(q), "Income Taxes," and Note 17, "Commitments and Contingencies," for more information. Changes in the fair value of non-hedge derivatives are recognized currently in earnings.

Our nonregulated segments also enter into derivative contracts that are designated as either fair value or cash flow hedges. Fair value hedges are used to mitigate the risk of changes in the price of natural gas held in storage. The changes in the fair value of these hedges are recognized currently in earnings, as are the changes in fair value of the hedged items. Fair value hedge ineffectiveness recorded in nonregulated revenue on the Consolidated Statements of Income was a pre-tax loss of $2.5 million in 2005 and was not significant in 2004 or 2003. At December 31, 2005, and 2004, pre-tax mark-to-market losses of $5.8 million and $0.6 million, respectively, related to changes in the difference between the spot and forward prices of natural gas were excluded from the assessment of hedge effectiveness. These losses were reported directly in earnings.

Commodity contracts that are designated as cash flow hedges extend through December 2007 and are used to mitigate the risk of cash flow variability associated with the future purchases and sales of natural gas and electricity. To the extent they are effective, the changes in the values of these contracts are included in other comprehensive income, net of taxes. Cash flow hedge ineffectiveness recorded in nonregulated revenue on the Consolidated Statements of Income was a pre-tax loss of $2.6 million in 2005 and was not significant in 2004 or 2003. When testing for effectiveness, no portion of the derivative instruments was excluded. Amounts recorded in other comprehensive income related to these cash flow hedges will be recognized in earnings as the related contracts are settled, or if it is probable that the hedged transaction will not occur. During 2005 and 2004, we reclassified after-tax gains of $3.1 million and $1.9 million, respectively, from other comprehensive income into earnings as a result of the discontinuance of cash flow hedge accounting for certain hedge transactions. The amount reclassified in 2003 was not significant. In the next 12 months, subject to changes in market prices of natural gas and electricity, we expect that an after-tax loss of $8.6 million will be recognized in earnings as contracts are settled. We expect this amount to be substantially offset by settlement of the related nonderivative contracts that are being hedged.

In the second quarter of 2005, a variable rate non-recourse debt instrument used to finance the purchase of Sunbury was restructured to a WPS Resources obligation. An interest rate swap used to fix the interest rate on the Sunbury non-recourse debt had been previously designated as a cash flow hedge. As a result of the debt restructuring, the hedged transaction will no longer occur. This resulted in the recognition of a $9.1 million pre-tax loss (equivalent to the mark-to-market value of the swap at the date of restructuring), which was recorded as a component of discontinued operations. This loss was previously deferred as a component of other comprehensive income pursuant to hedge accounting rules. Subsequent to the restructuring, the interest rate swap was re-designated as a cash flow hedge, along with an additional interest rate swap, to fix the interest rate on the WPS Resources obligation. The changes in the fair value of the effective portion of these swaps are included in other comprehensive income, net of deferred taxes, while the changes related to the ineffective portion are recorded in earnings. During the year ended December 31, 2005, cash flow hedge ineffectiveness recorded in earnings related to these swaps was not significant. Amounts recorded in other comprehensive income related to these swaps will be recognized as a component of interest expense as the interest becomes due. In the next 12 months, we expect to recognize a $0.2 million pre-tax reduction to interest expense related to these swaps, assuming interest rates comparable to those at December 31, 2005. We did not exclude any component of the derivative instruments' change in fair value from the assessment of hedge effectiveness.

NOTE 4--SUNBURY PLANT

In July 2006, ESI completed the sale of Sunbury Generation, LLC to Corona Power, LLC. Sunbury Generation's primary asset was the Sunbury generation plant located in Pennsylvania. The gross proceeds received in the transaction were $34.6 million, subject to various working capital and other post-closing adjustments, and the pre-tax gain to be recorded in the third quarter of 2006 is expected to be approximately $19 million. In conjunction with the sale, the company also anticipates generating approximately $14 million in cash tax benefits that will be realized within the next few years, with the timing subject to the use of alternative minimum tax credits. This facility sold power on a wholesale basis when market conditions were economically favorable. ESI had been evaluating Sunbury's future since 2004, after the agreement to sell Sunbury to Duquesne Power, L.P. was terminated. The sale of Sunbury allows ESI to better focus on its existing competitive energy business, while continuing to evaluate other strategic opportunities to add to and optimize the value of its generation fleet.

At December 31, 2005 and 2004, the assets and liabilities associated with Sunbury that were transferred to Corona Power, LLC have been classified as held for sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that a long-lived asset classified as held for sale be measured at the lower of its carrying amount or fair value, less costs to sell, and cease being depreciated. No adjustments to write down any of Sunbury's assets were required upon classification of these assets as held for sale in the second quarter of 2006. The major classes of assets held for sale are as follows at December 31:

(Millions)	2005	2004
Inventories	$6.6	$7.3
Other current assets	5.0	5.5
Property, plant, and equipment, net	1.3	74.7
Other assets - emission allowances	1.9	25.2
Assets held for sale	$14.8	$112.7

Other current liabilities	$1.0	$1.3
Asset retirement obligations	5.6	2.2
Liabilities held for sale	$6.6	$3.5

A summary of the components of discontinued operations recorded in the Consolidated Statements of Income for the years ended December 31 was as follows:

(Millions)	2005	2004	2003
Nonregulated revenue	$115.4	$60.2	$81.2
Nonregulated cost of fuel, natural gas, and purchased power	68.7	56.1	67.6
Operating and maintenance expense	27.5	24.4	26.7
Depreciation and decommissioning expense	0.2	-	2.9
Gain on sale of emission allowances	(86.8)	-	-
Impairment loss	80.6	-	-
Taxes other than income	0.4	-	0.5
Miscellaneous income	-	4.3	-
Interest expense	(10.4)	(5.7)	(6.2)
Gain (loss) Loss before taxes	14.4	(21.7)	(22.7)
Income tax provision (benefit)	5.3	(8.3)	(6.7)
Discontinued operations, net of tax	$9.1	$(13.4)	$(16.0)

In October 2004, ESI entered into a definitive agreement to sell its Sunbury generation plant to Duquesne Power, L.P. At this time, Sunbury's results of operations were classified out of continuing operations and reported as discontinued operations. In September 2005, ESI received a letter of termination from Duquesne Power, L.P. Throughout the fourth quarter of 2004 and into the second quarter of 2005, ESI used an investment banking advisor to assist management in the sale of Sunbury.

In the second quarter of 2005, ESI sold all of Sunbury's allocated emission allowances. Prior to this decision, ESI had marketed for sale the Sunbury plant and certain other related assets (primarily inventory and unallocated emission allowances) in combination with the allocated emission allowances. Total sales proceeds from the sale of Sunbury's emission allowances were $109.9 million, resulting in a pre-tax gain of $85.9 million. Sunbury also recognized a $0.9 million gain on emission allowances sold in the first quarter of 2005. The sale of the emission allowances provided ESI with more time to consider various alternatives for the Sunbury plant.

Prior to the decision to sell the emission allowances separately in the second quarter of 2005, the Sunbury plant, allocated emission allowances, and other related assets had been classified as held for sale as a combined asset disposal group. However, because ESI was no longer committed to the sale of Sunbury as its only option as of the second quarter of 2005, those assets and liabilities previously classified as held for sale that no longer met the held for sale criteria outlined in SFAS No. 144, were required to be reclassified to the appropriate held and used categories for all periods presented. All long-lived assets reclassified as held and used in the second quarter of 2005 were required to be recorded individually at the lower of their carrying value before they were classified as assets held for sale (adjusted for any depreciation expense that would have been recognized had they been continuously classified as held and used) or fair value at the date the held for sale criteria were no longer met. Upon reclassification of the Sunbury plant and related assets as held and used in 2005, ESI recorded a non-cash, pre-tax impairment charge of $80.6 million. The impairment charge substantially offset the gain on the sale of the emission allowances.

Also in the second quarter of 2005, a variable rate non-recourse debt instrument used to finance the purchase of Sunbury was restructured to a WPS Resources obligation. An interest rate swap used to fix the interest rate on the Sunbury non-recourse debt had been previously designated as a cash flow hedge. As a result of the debt restructuring, the hedged transaction will no longer occur. This resulted in the recognition of a $9.1 million pre-tax loss (equivalent to the mark-to-market value of the swap at the date of restructuring), which was recorded as a component of interest expense in the second quarter of 2005. This loss was previously deferred as a component of other comprehensive income pursuant to hedge accounting rules. Other than the interest expense related to the interest rate swap discussed above, Interest expense in the table above represents the non-recourse term loans directly related to Sunbury.  During 2005, 2004, and 2003 cash paid for interest associated with the non-recourse debt related to Sunbury was $4.1 million, $5.4 million, and $5.5 million, respectively.

NOTE 5--PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following utility, nonutility, and nonregulated assets.

(Millions)	2005	2004
Electric utility	$2,108.3	$2,409.4
Gas utility	548.5	510.0
Total utility plant	2,656.8	2,919.4
Less: Accumulated depreciation	1,054.7	1,260.9
Net	1,602.1	1,658.5
Construction in progress	286.6	154.5
Nuclear fuel, less accumulated amortization	-	24.6
Net utility plant	1,888.7	1,837.6

Nonutility plant	19.9	19.5
Less: Accumulated depreciation	5.9	5.3
Net nonutility plant	14.0	14.2

Electric nonregulated	165.5	163.0
Gas nonregulated	6.7	6.6
Other nonregulated	20.1	20.1
Total nonregulated property, plant, and equipment	192.3	189.7
Less: Accumulated depreciation	46.9	38.9
Net nonregulated property, plant, and equipment	145.4	150.8
Total property, plant, and equipment	$2,048.1	$2,002.6

The accumulated provision for nuclear fuel, which represents nuclear fuel purchases and amortization, totaled approximately $273 million at December 31, 2004.

NOTE 6--ACQUISITIONS AND SALES OF ASSETS

Agreement to Purchase Aquila's Michigan and Minnesota Natural Gas Distribution Operations

On September 21, 2005, WPS Resources, through wholly owned subsidiaries, entered into two definitive agreements with Aquila to acquire its natural gas distribution operations in Michigan and Minnesota for approximately $558 million, exclusive of direct costs of the acquisition. The purchase price will increase for certain adjustments related to working capital, including accounts receivable, unbilled revenue, inventory, and certain other current assets. The purchase price is also subject to other closing and post-closing adjustments, primarily net plant adjustments. The purchase price will be paid in cash at the time of closing.

The Michigan natural gas assets provide natural gas distribution service in 147 cities and communities throughout Otsego, Grand Haven, and Monroe counties. The assets operate under a cost-of-service environment and are currently allowed an 11.4% return on equity on a 45% equity component of the regulatory capital structure.

The Minnesota natural gas assets provide natural gas distribution service throughout the state in 165 cities and communities including Grand Rapids, Pine City, Rochester, and Dakota County. Like Michigan, the assets also operate under a cost-of-service environment and are currently allowed an 11.7% return on equity on a 50% equity component of the regulatory capital structure.

WPS Resources anticipates permanent financing for the acquisition to be raised through the issuance of a combination of equity and long-term debt. See Note 21, "Common Equity," for a discussion of the forward equity sale agreement entered into to fund a portion this acquisition.

The transaction is subject to various state and other regulatory approvals, such as the MPSC and the Minnesota Public Utilities Commission, and is subject to compliance with the Hart-Scott-Rodino Act. MPSC approval was received in November 2005 and the waiting period under the Hart-Scott-Rodino Act has expired. Assuming an approval from the Minnesota Public Utilities Commission is obtained in a timely manner, WPS Resources anticipates closing both transactions in the first half of 2006.

Sale of UPPCO Lands

In December 2005, UPPCO sold a portion of its real estate holdings that were no longer needed for operations for $5.9 million and recognized a pre-tax gain of $5.5 million in 2005, with the possibility of recognizing up to an additional $3.0 million of pre-tax gains related to these sales, as certain contingencies are resolved. See Note 23, "Regulatory Environment," for details on how the MPSC has agreed to handle these land sales.

DPC

In November 2005, WPSC and DPC closed a transaction in which DPC acquired a 30% ownership interest in Weston 4. Under terms of the agreement, WPSC received $95.1 million in cash from DPC for its share of the costs through the date of the closing. DPC will also remit payments to WPSC for its 30% share of all remaining costs to complete the construction of Weston 4 as well as reimburse WPSC for its share of operating costs after the plant is completed and operational, which is anticipated in 2008.

Kewaunee

In July 2005, Kewaunee returned to service following an unplanned outage that began in February 2005. On July 5, 2005, WPSC completed the sale of its 59% ownership interest in Kewaunee to Dominion Energy Kewaunee, LLC, a subsidiary of Dominion Resources, Inc. At the same time, Wisconsin Power and Light Company sold its 41% ownership interest in Kewaunee to Dominion.

WPSC's share of the cash proceeds from the sale was $112.5 million. Dominion received the assets in WPSC's qualified decommissioning trust and assumed responsibility for the eventual decommissioning of Kewaunee. These trust assets had a pre-tax fair value of $243.6 million at closing. The sale of Kewaunee resulted in a loss of $12.5 million, which includes the proceeds from the sale less the net assets sold, adjusted by several additional items. The most significant of these adjustments is the fair value of an indemnity issued to cover certain costs Dominion may incur related to the recent unplanned outage (see Note 18, "Guarantees," for more information). In addition, the adjustments include certain costs related to the termination of the plant operating agreement and withdrawal from WPS Resources' investment in the Nuclear Management Company (NMC), which served as the licensed operator of Kewaunee.

As part of the sale, WPSC retained ownership of the assets contained in its nonqualified decommissioning trust. Proceeds received from the liquidation of the nonqualified decommissioning trust were $127.1 million and will be refunded to ratepayers. See Note 23, "Regulatory Environment," for details regarding regulatory treatment of the proceeds received from the nonqualified decommissioning trust and the loss on the sale of Kewaunee.

At the closing date, WPSC's share of the carrying value of the assets and liabilities that were included within the sale agreement, or that were otherwise eliminated pursuant to the sale, were as follows:

(Millions)	July 5, 2005

Qualified decommissioning trust fund	$243.6
Other utility plant, net	165.4
Other current assets	5.5
Total assets	$414.5

Regulatory liabilities	$(72.1)
Accounts payable	2.5
Asset retirement obligations	376.4
Total liabilities	$306.8

Upon the closing of the sale, WPSC entered into a long-term power purchase agreement with Dominion to purchase energy and capacity consistent with volumes available when WPSC owned Kewaunee. The power purchase agreement extends through 2013 when the plant's current operating license will expire. Fixed monthly payments under the power purchase agreement will approximate the expected costs of production had WPSC continued to own the plant. Therefore, management believes that the sale of Kewaunee and the related power purchase agreement provides more price certainty for WPSC's customers and reduces WPSC's risk profile. In April 2004, WPSC entered into an exclusivity agreement with Dominion. Under this agreement, if Dominion decides to extend the operating license of Kewaunee, Dominion can negotiate only with WPSC during the exclusivity period for 59% of the plant output under a new power purchase agreement that would extend beyond Kewaunee's current operating license termination date. The exclusivity period started on the closing date of the sale, July 5, 2005, and extends through December 21, 2011, after which Dominion can negotiate with other parties.

Wausau, Wisconsin, to Duluth, Minnesota, Transmission Line

On April 18, 2003, the PSCW approved WPSC's request to transfer its interest in the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to ATC in exchange for an ownership interest in ATC. ATC is a for-profit transmission-only company created by the transfer of transmission assets previously owned by multiple electric utilities serving the upper Midwest. WPSC sold, at book value, $20.1 million of assets related to the Wausau to Duluth transmission line to ATC in June 2003. No gain or loss was recognized on the transaction. In December 2003, WPSC also transferred other transmission assets to ATC, increasing its investment an additional $5.9 million. In 2005, 2004, and 2003, WPS Resources invested $57.0 million, $15.7 million, and $14.0 million, respectively, in ATC, related to its agreement to fund approximately half of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line. At December 31, 2005, WPS Resources' ownership interest in ATC (held through its WPS Investments, LLC subsidiary) was 31.0%. Our investment in ATC is described more fully in Note 10, "Investments in Affiliates, at Equity Method."

Sale of Peshtigo River Lands

On October 5, 2004, WPSC sold at auction 279 acres of Peshtigo River development lands located in Wisconsin for $12.2 million. Under terms of a multi-phase agreement reached with the WDNR in 2001 related to lands near the Peshtigo River, the WDNR bought more than 5,000 acres of land for $13.5 million in 2001. In December 2003, WPSC sold an additional 542 acres of land to the WDNR for $6.5 million. WPSC completed the multi-phase agreement with the sale of 179 acres for $5.0 million to the WDNR on December 9, 2004. Following the close of this final phase of the WDNR agreement, WPSC donated an additional 5,176 acres to the state of Wisconsin.

Advantage Energy Inc.

On July 1, 2004, ESI acquired all of the outstanding stock of Advantage Energy Inc., a New York based energy-marketing company founded in 1997. On the date of acquisition, Advantage served approximately 8,200 residential and commercial customers with a peak load of approximately 275 megawatts. Consideration for the purchase consisted of an initial cash payment for the tangible and intangible net worth of the company and an earn-out with a maximum cap and a declining percentage to the seller.

Guardian Pipeline

On May 30, 2003, WPS Resources purchased a one-third interest in Guardian Pipeline, LLC from CMS Gas Transmission Company for approximately $26 million. Guardian Pipeline owns a natural gas pipeline, which began operating in 2002, that stretches about 140 miles from near Joliet, Illinois, into southern Wisconsin. The pipeline can transport up to 750 million cubic feet of natural gas daily. Our interest in Guardian Pipeline is accounted for as an equity method investment and is described more fully in Note 10, "Investments in Affiliates, at Equity Method."

De Pere Energy Center

On December 16, 2002, WPSC completed the purchase of the 180-megawatt De Pere Energy Center from Calpine Corporation, a California-based independent power producer. Prior to this purchase, the power from the De Pere Energy Center was under long-term contract to WPSC and was accounted for as a capital lease. This power purchase agreement required Calpine to expand the facility in the future. The contract was terminated concurrent with the purchase of the De Pere Energy Center. The $120.4 million purchase included a $72.0 million payment upon closing and a $48.4 million payment in December 2003. As a result of the purchase, the capital lease obligation was reversed and the difference between the capital lease asset and the $120.4 million purchase price was recorded as a regulatory asset. Of the $47.8 million regulatory asset initially recorded, $45.6 million is under the jurisdiction of the PSCW and is being amortized over a 20-year period beginning on January 1, 2004. Amortization of the remaining regulatory asset, which is under the jurisdiction of the FERC and the MPSC, began in 2003 and will also occur over 20 years.

ECO Coal Pelletization #12

At December 31, 2005, ESI holds a 70% ownership interest in ECO Coal Pelletization #12, LLC, which holds an investment in an entity that produces synthetic fuel for tax credits under Section 29 of the Internal Revenue Code.

As a result of prior transactions in which ECO #12 sold synthetic fuel producing machinery to a third party, ESI held $3.5 million in escrow at December 31, 2002. As a result of the expiration of contingencies in the sale agreement and related matters, ESI recognized this as a gain in 2003.

On December 19, 2002, ESI sold approximately 30% interest in ECO #12 to a third party. The buyer purchased the Class A interest in ECO #12, giving the buyer a preferential allocation of tons of synthetic fuel produced and sold annually. The buyer may be allocated additional tons of synthetic fuel if ESI makes them available, but neither party is obligated beyond the required annual allocation of tons. The buyer's share of operating losses generated from the synthetic fuel operation, $4.7 million, $3.4 million, and $5.6 million, in 2005, 2004, and 2003, respectively, are recorded as minority interest in the Consolidated Statements of Income.

ESI received consideration of $3.0 million cash, as well as a fixed and variable note for this sale transaction. Payments under the variable Note are contingent upon the achievement of specified levels of synthetic fuel production by the facility. In conjunction with the sale, ESI agreed to make certain payments to a third-party broker, consisting of an up-front payment of $1.5 million (which was paid at the time of closing), $1.4 million in 2003, $1.9 million in 2004, and $0.5 million in 2005. A deferred gain of $4.6 million and $6.9 million was reflected on ESI's balance sheet at December 31, 2005, and 2004, respectively.

This deferred gain represents the present value of future payments under the fixed Note and the up-front cash payments net of transaction costs. It does not include an amount for the variable note, which is contingent upon the synthetic fuel production. Payments on the variable note are a function of fuel production and recognized as a component of the gain when received. Pre-tax gains of $7.1 million, $7.5 million, and 7.6 million were recognized as a component of miscellaneous income in 2005, 2004, and 2003, respectively, related to the 2002 transaction.

NOTE 7--JOINTLY OWNED UTILITY FACILITIES

Information regarding WPSC's share of significant jointly owned electric-generating facilities in service at December 31, 2005, is set forth below:

(Millions, except for percentages)	West Marinette Unit No. 33	Columbia Energy Center	Edgewater Unit No. 4
Ownership	68.0%	31.8%	31.8%
WPSC's share of plant nameplate capacity (megawatts)	56.8	335.2	105.0
Utility plant in service	$18.5	$146.8	$31.7
Accumulated depreciation	$ 8.4	$ 90.1	$18.7
In-service date	1993	1975 and 1978	1969

WPSC's share of direct expenses for these plants is included in the corresponding operating expenses in the Consolidated Statements of Income. WPSC has supplied its own financing for all jointly-owned projects.

NOTE 8--NUCLEAR DECOMMISSIONING TRUST

In conjunction with the sale of Kewaunee in July 2005 (see Note 6, "Acquisitions and Sales of Assets," for details regarding the sale of Kewaunee), the qualified decommissioning trust assets were transferred to Dominion and WPSC liquidated the assets contained in the nonqualified decommissioning trust. Proceeds received from the liquidation of the nonqualified decommissioning trust will be refunded to ratepayers. See Note 23, "Regulatory Environment," for details regarding regulatory treatment of the proceeds received from the nonqualified decommissioning trust. As of December 31, 2004, the market value of the external nuclear decommissioning trusts totaled $344.5 million, net of tax.

Investments in the nuclear decommissioning trusts were recorded at fair value at December 31, 2004. The investments were presented net of related income tax effects on unrealized gains, and represented the amount of assets that were available to accomplish decommissioning. The nonqualified trust investments designated to pay income taxes when unrealized gains became realized were classified as other assets. At December 31, 2004, the amount classified as other assets was $26.8 million with an offsetting regulatory liability of the same amount reflecting the expected reduction in future rates as unrealized gains in the nonqualified trust would have been realized. Information regarding the cost and fair value of the nuclear decommissioning trusts at December 31, 2004, net of tax, is set forth below:

Security Type (Millions)	Fair Value	Cost	Unrealized Gain

Cash and cash equivalents	$243.9	$243.9	$-
Equity	100.6	60.6	40.0
Balance at December 31	$344.5	$304.5	$40.0

Decommissioning costs collected in customer rates and charges for realized earnings from the trusts were included in depreciation expense. Realized after-tax trust earnings totaled $41.0 million in 2005 as the trust assets were liquidated due to the sale of Kewaunee. Realized after-tax trust earnings totaled $5.5 million in 2004 and $38.7 million in 2003.

NOTE 9--REGULATORY ASSETS AND LIABILITIES

The following regulatory assets and liabilities are reflected in our Consolidated Balance Sheets as of December 31:

WPS Resources' Regulatory Assets/Liabilities (Millions)	2005	2004

Regulatory assets
Environmental remediation costs (net of insurance recoveries)	$73.6	$72.7
Deferred nuclear costs	63.8	10.9
De Pere Energy Center	42.9	45.3
Minimum pension liability	32.6	6.4
Deferred MISO costs	21.2	-
Reserve for uncollectible accounts	8.5	5.5
Income tax related items	6.8	1.6
Reduced coal deliveries	6.4	-
Asset retirement obligations	3.8	-
Plant related costs	2.7	6.5
Unamortized loss on debt	1.2	2.4
Funding for enrichment facilities	1.2	1.8
Other	7.3	7.8
Total	$272.0	$160.9

Regulatory liabilities
Cost of removal reserve	$190.7	$186.2
Non-qualified decommissioning trust	126.9	-
Derivatives	36.4	11.0
Income tax related items	8.8	11.2
Deferred ATC and MISO costs	3.8	1.6
Deferred gain on emission allowance sales	2.4	3.7
Weston 4 costs	2.3	-
Demand-side management expenditures	1.4	1.1
Asset retirement obligations	-	46.6
Unrealized gain on decommissioning trust	-	26.8
Other	0.5	0.1
Total	$373.2	$288.3

Our utility subsidiaries expect to recover their regulatory assets and return their regulatory liabilities through rates charged to customers based on specific ratemaking decisions or precedent for each item over periods specified by the regulators or over the normal operating period of the assets and liabilities to which they relate. Except for amounts expended for manufactured gas plant remediation, WPSC is recovering carrying costs for all regulatory assets. Historically, WPSC has recognized carrying costs at its weighted average cost of capital; however, pursuant to PSCW order, carrying costs related to some regulatory assets such as the 2005 Kewaunee outage and MISO costs are being recovered based on the composite short-term debt rate. UPPCO may recover carrying costs on environmental regulatory assets. Based on prior and current rate treatment for such costs, we believe it is probable that WPSC and UPPCO will continue to recover from customers the regulatory assets described above.

See Note 3, "Risk Management Activities"; Note 6, "Acquisitions and Sales of Assets"; Note 15, "Asset Retirement Obligations"; Note 17, "Commitments and Contingencies"; Note 19, "Employee Benefit Plans," and Note 23, "Regulatory Environment," for more information on some of the more significant regulatory assets and liabilities listed in the above table.

NOTE 10--INVESTMENTS IN AFFILIATES, AT EQUITY METHOD

Investments in corporate joint ventures and other companies accounted for under the equity method at December 31, 2005, and 2004 follow.

(Millions)	2005	2004
ATC	$186.1	$113.4
Guardian Pipeline	30.8	29.0
Wisconsin River Power Company	10.1	12.8
Other	3.0	6.8
Investments in affiliates, at equity method	$230.0	$162.0

Investments in affiliates under the equity method are a component of other assets on the Consolidated Balance Sheets, and the equity income is recorded in miscellaneous income on the Consolidated Statements of Income. Most of the equity income is taxable to the investor, rather than the investees, due to the flow through nature of several of the investees' business structures. Accordingly, the provision for income taxes includes our taxes on this equity income.

ATC

WPS Investments, LLC, a consolidated subsidiary of WPS Resources, had a 31.0% ownership interest in ATC at December 31, 2005. ATC is a for-profit, transmission-only company. It owns, maintains, monitors, and operates, electric transmission assets in portions of Wisconsin, Michigan, and Illinois. Its assets previously were owned and operated by multiple electric utilities serving the upper Midwest, all of which transferred their transmission assets to ATC in exchange for an ownership interest. A Wisconsin law encouraged utilities in the state to transfer ownership and control of their transmission assets to a state-wide transmission company. The MISO directs ATC's operation of the transmission system.

During 2003, WPSC transferred its interest in the Wausau, Wisconsin, to Duluth, Minnesota, transmission line to ATC. WPS Resources has funded 50% of the construction expenditures for this line through 2005, resulting in an increased investment in ATC. See Note 6, "Acquisitions and Sales of Assets," for more information on these transactions.

WPSC and UPPCO record related-party transactions for services provided to and network transmission services received from ATC. The charges to ATC for services provided by WPSC were $8.7 million, $9.3 million, and $14.4 million in 2005, 2004, and 2003, respectively. UPPCO charged $2.6 million, $6.7 million, and $4.8 million in 2005, 2004, and 2003, respectively for services provided. Network transmission service costs paid to ATC by WPSC were $50.8 million, $42.6 million, and $33.6 million in 2005, 2004, and 2003, respectively. UPPCO recorded network transmission service costs of $3.4 million, $4.0 million, and $4.2 million in 2005, 2004, and 2003, respectively.

WPS Resources recorded dividends received of $17.8 million, $11.7 million, and $7.5 million from ATC in 2005, 2004, and 2003 respectively.

Guardian Pipeline

WPS Investments, LLC, a consolidated subsidiary of WPS Resources, purchased a 33% ownership interest in Guardian Pipeline, LLC on May 30, 2003. Guardian Pipeline owns a natural gas pipeline, which began operating in 2002, that stretches about 140 miles from near Joliet, Illinois, into southern Wisconsin. It can transport up to 750 million cubic feet of natural gas daily.

ESI records related party transactions for purchases from Guardian Pipeline. These purchases amounted to $0.6 million, $0.4 million, and $0.1 million in 2005, 2004, and 2003, respectively.

Wisconsin River Power Company

WPSC owns 50% of the voting stock of Wisconsin River Power Company, which operates two hydroelectric plants on the Wisconsin River and an oil-fired combustion turbine. Two-thirds of the energy output of the hydroelectric plants is sold to WPSC, and the remaining one-third is sold to Wisconsin Power and Light. The electric power from the combustion turbine is sold in equal parts to WPSC and Wisconsin Power and Light.

WPSC records related party transactions for sales to and purchases from Wisconsin River Power. Revenues from services provided to Wisconsin River Power were $1.8 million, $1.1 million, and $1.4 million for 2005, 2004, and 2003, respectively. Purchases from Wisconsin River Power by WPSC were $4.3 million, $3.2 million, and $2.3 million for 2005, 2004, and 2003, respectively.

WPSC recorded dividends received of $7.8 million, $6.0 million, and $1.5 million from Wisconsin River Power in 2005, 2004, and 2003 respectively.

Other Investments

Other investments accounted for under the equity method include various investments, including a 20% investment in the NMC at December 31, 2004. After the sale of Kewaunee, WPS Resources' investment in the NMC was liquidated. The NMC operates nuclear power plants in the upper Midwest. WPSC recorded related party transactions for services provided by the NMC for the management and operation of Kewaunee prior to its sale to Dominion in July 2005. Management service fees paid to the NMC by WPSC were $15.1 million, $26.7 million, and $25.6 million in 2005, 2004, and 2003, respectively.

Other investments accounted for under the equity method are not significant at December 31, 2005.

Financial Data

Combined financial data of ATC, Wisconsin River Power, and Guardian Pipeline follows.

(Millions)	2005	2004	2003
Income statement data
Revenues	$339.8	$305.2	$252.9
Operating expenses	(189.4)	(180.6)	(147.6)
Other expense	(37.8)	(29.8)	(29.5)
Net income	$112.6	$94.8	$75.8

WPS Resources' equity in net income	$31.8	$23.9	$16.0

Balance sheet data
Current assets	$40.3	$44.2	$48.8
Non-current assets	1,791.8	1,444.5	1,219.5
Total assets	$1,832.1	$1,488.7	$1,268.3

Current liabilities	$158.5	$209.1	$89.3
Long-term debt	796.9	610.8	613.8
Other non-current liabilities	102.4	9.2	14.6
Shareholders' equity	774.3	659.6	550.6
Total liabilities and shareholders' equity	$1,832.1	$1,488.7	$1,268.3

Of WPS Resources' equity in net income disclosed above, $4.9 million, $6.2 million, and $4.7 million relates to WPSC's investment in Wisconsin River Power in 2005, 2004, and 2003 respectively.

NOTE 11--GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill recorded by WPS Resources was $36.8 million at December 31, 2005, 2004, and 2003. Of this amount, $36.4 million is recorded in WPSC's natural gas segment relating to its merger with Wisconsin Fuel and Light. The remaining $0.4 million of goodwill relates to ESI.

Goodwill and purchased intangible assets are included in other assets on the Consolidated Balance Sheets. Information in the tables below relates to total purchased identifiable intangible assets for the years indicated (excluding assets held for sale).

(Millions)	December 31, 2005
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission allowances	1 to 30	$39.3	$(22.2)	$17.1
Customer related	1 to 8	10.2	(5.6)	4.6
Other	1 to 30	4.2	(0.9)	3.3
Total		$53.7	$(28.7)	$25.0

(Millions)	December 31, 2004
Asset Class	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Emission allowances	1 to 30	$13.9	$(0.9)	$13.0
Customer related	1 to 8	11.2	(4.6)	6.6
Other	1 to 30	4.2	(0.7)	3.5
Total		$29.3	$(6.2)	$23.1

An impairment charge related to Sunbury, which was recorded in the second quarter of 2005, included the write-down of $6.6 million of unallocated emission allowances. These emission allowances were reflected in the above table at December 31, 2004 (see Note 4, "Sunbury Plant," for more information). Because ESI sold all of Sunbury's allocated emission allowances in the first half of 2005, emission allowances are currently purchased in the market as needed for the operation of this plant, which resulted in the increase in emission allowances at December 31, 2005, compared to December 31, 2004.

A customer related intangible asset in the amount of $7.3 million was recorded in conjunction with a 2004 acquisition. This intangible asset was adjusted to $7.0 million in 2005 as a result of certain purchase price adjustments. The asset is being amortized over a period of eight years.

Intangible asset amortization expense, in the aggregate, for the years ended December 31, 2005, 2004, and 2003, was $3.0 million, $2.4 million, and $1.7 million, respectively, excluding Sunbury. See Note 4, "Sunbury Plant," for more information about Sunbury. Amortization expense increased in 2005 due to Sunbury's current policy of purchasing emission allowances as required to operate the plant. The purchased emission allowances are amortized to expense as they are used in the production of power.

Amortization expense for the next five fiscal years is estimated as follows:

Estimated Amortization Expense:

For year ending December 31, 2006	$17.8 million
For year ending December 31, 2007	1.4 million
For year ending December 31, 2008	1.5 million
For year ending December 31, 2009	1.2 million
For year ending December 31, 2010	1.0 million

Future amortization expense related to emission allowances held by Sunbury (included in the above table), is $15.6 million for the year ended December 31, 2006, $0.1 million for 2007, $0.4 million for 2008, $0.4 million for 2009, and $0.4 million for 2010. See Note 4, "Sunbury Plant," for more information about Sunbury.

NOTE 12--LEASES

WPS Resources leases various property, plant, and equipment. Terms of the leases vary, but generally require WPS Resources to pay property taxes, insurance premiums, and maintenance costs associated with the leased property. Rental expense attributable to operating leases was $6.6 million, $5.7 million, and $5.2 million in 2005, 2004, and 2003 respectively. Future minimum rental obligations under non-cancelable operating leases, are payable as follows:

Year ending December 31 (Millions)

2006	$5.1
2007	4.0
2008	3.4
2009	2.5
2010	2.4
Later years	6.9
Total payments	$24.3

NOTE 13--SHORT-TERM DEBT AND LINES OF CREDIT

WPS Resources has a syndicated $500 million five-year revolving credit facility which expires in June 2010. WPSC has a syndicated $115 million five-year revolving credit facility containing annual trigger date provisions to provide short-term borrowing flexibility and security for commercial paper outstanding.

In November 2005, WPS Resources entered into two unsecured revolving credit agreements of $557.5 million and $300 million with J.P. Morgan Chase Bank and Banc of America Securities LLC. These credit facilities are bridge facilities intended to backup commercial paper borrowings related to the purchase of the Michigan and Minnesota natural gas distribution operations from Aquila and to support purchase price adjustments related to working capital at the time of the closing of the transactions. The capacity under the bridge facilities will be reduced by the amount of proceeds from any long-term financing we complete prior to closing, with the exception of proceeds from the November 2005 equity offering. The credit agreements will be further reduced as permanent or replacement financing is secured. Under the $300 million credit agreement, loans cannot exceed the purchase price adjustments in connection with the Aquila acquisitions and no more than $200 million can be borrowed at the time of the first acquisition. Under the $300 million facility, these loan commitments will be reduced by one-third 90 days after the consummation of the applicable acquisition with the remaining two-thirds due 180 days after the consummation of the applicable acquisition (or earlier if long-term financing or replacement credit agreements are executed). Both of these credit agreements mature on September 5, 2007. These credit agreements have representations and covenants that are similar to those in our existing credit facilities.

The information in the table below relates to short-term debt and lines of credit for the years indicated.

(Millions, except for percentages)	2005	2004	2003
As of end of year
Commercial paper outstanding	$254.8	$279.7	$28.0
Average discount rate on outstanding commercial paper	4.54%	2.46%	1.15%
Short-term notes payable outstanding	$10.0	$12.7	$10.0
Average interest rate on short-term notes payable	4.32%	2.52%	1.12%
Available (unused) lines of credit[1]	$249.1	$161.9	$288.9
For the year
Maximum amount of short-term debt	$310.7	$312.5	$194.2
Average amount of short-term debt	$174.4	$75.3	$104.3
Average interest rate on short-term debt	3.21%	1.82%	1.38%
1Amount does not include bridge credit facilities of $857.5 million

The commercial paper has varying maturity dates ranging from January 5, 2006 through January 20, 2006.

NOTE 14--LONG-TERM DEBT

At December 31 (Millions)		2005	2004
First mortgage bonds - WPSC
Series	Year Due
6.90%	2013	$22.0	$22.0
7.125%	2023	0.1	0.1

Senior notes - WPSC
Series	Year Due
6.125%	2011	150.0	150.0
4.875%	2012	150.0	150.0
4.80%	2013	125.0	125.0
6.08%	2028	50.0	50.0

First mortgage bonds - UPPCO
Series	Year Due
9.32%	2021	14.4	15.3

Unsecured senior notes - WPS Resources
Series	Year Due
7.00%	2009	150.0	150.0
5.375%	2012	100.0	100.0

Unsecured term loan due 2010 - WPS Resources		65.6	-
Term loans - nonrecourse, collateralized by nonregulated assets		16.4	82.3
Tax exempt bonds		27.0	27.0
Senior secured note		2.4	2.7
Total		872.9	874.4
Unamortized discount and premium on bonds and debt		(1.8)	(2.0)
Total long-term debt		871.1	872.4
Less current portion		(4.0)	(6.7)
Total long-term debt		$867.1	$865.7

On June 17, 2005, $62.9 million of non-recourse debt at ESI collateralized by nonregulated assets was restructured to a five-year WPS Resources obligation as a result of the sale of Sunbury's allocated emission allowances. In addition, $2.7 million drawn on a line of credit at ESI was rolled into the five-year WPS Resources obligation. The floating interest rate on the total five-year WPS Resources' obligation of $65.6 million has been fixed at 4.595% through two interest rate swaps. See Note 4, "Sunbury Plant," for additional information on Sunbury.

All of WPSC's debt securities are subject to the terms and conditions of WPSC's First Mortgage Indenture. Under the terms of the indenture, substantially all property owned by WPSC is pledged as collateral for these outstanding debt securities. All these debt securities require semiannual payments of interest. All principal payments are due on the maturity date of each series. All WPSC senior notes become non-collateralized if WPSC retires all of its outstanding first mortgage bonds.

Under the terms of UPPCO's First Mortgage Indenture, substantially all property owned by UPPCO is pledged as collateral for this outstanding debt series. Interest payments are due semiannually on May 1 and November 1 with a sinking fund payment of $900,000 due each November 1. The final sinking fund payment due November 1, 2021, will completely retire the series.

Borrowings by ESI under term loans and collateralized by nonregulated assets totaled $16.4 million at December 31, 2005. The assets of WPS New England Generation, Inc. and WPS Canada Generation, Inc., subsidiaries of ESI, collateralize $4.7 million and $11.7 million, respectively, of the total outstanding amount. Both have semiannual installment payments, an interest rate of 8.75%, and mature in May 2010.

In April 2001, the Schuylkill County Industrial Development Authority issued $27.0 million of refunding tax-exempt bonds. At the time of issuance of the refunding bonds, WPS Westwood Generation, LLC, a subsidiary of ESI, owned the original bonds, the proceeds of which were used in substantial part to purchase facilities. Upon issuance of the refunding bonds, the original bonds were paid off. WPS Westwood Generation was paid $27.0 million from the proceeds of the refunding bonds for the retirement of the original bonds plus accrued interest. WPS Westwood Generation is now obligated to pay the refunding bonds with monthly payments that have a floating interest rate that is reset weekly. At December 31, 2005, the interest rate was 3.5%. The bonds mature in April 2021. WPS Resources agreed to guarantee WPS Westwood Generation's obligation to provide sufficient funds to pay the refunding bonds and the related obligations and indemnities.

Upper Peninsula Building Development Corporation has a senior secured Note of $2.4 million as of December 31, 2005, which requires semiannual payments at an interest rate of 9.25%, and matures in 2011. The Note is secured by a first mortgage lien on the building they own, which is also leased to UPPCO for use as their corporate headquarters.

At December 31, 2005, WPS Resources and its subsidiaries were in compliance with all covenants relating to outstanding debt. A schedule of all principal debt payment amounts, including bond maturities and early retirements, for WPS Resources is as follows:

Year ending December 31 (Millions)

2006	$4.0
2007	4.5
2008	5.2
2009	155.6
2010	69.2
Later years	634.4
Total payments	$872.9

NOTE 15--ASSET RETIREMENT OBLIGATIONS

Adoption of SFAS No. 143

Legal retirement obligations previously identified at WPSC under the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," related primarily to the final decommissioning of Kewaunee. As discussed in Note 6, "Acquisitions and Sales of Assets," the sale of Kewaunee to Dominion was completed on July 5, 2005. As a result of the sale, Dominion assumed the asset retirement obligation related to Kewaunee. Upon adoption of SFAS No. 143, other legal obligations were also identified related to WPSC, but these obligations were not significant.

In connection with the implementation of SFAS No. 143, ESI identified a legal retirement obligation related to the closure of an ash basin located at Sunbury. The asset retirement obligation associated with Sunbury is recorded as a liability on the Consolidated Balance Sheet. The adoption of SFAS No. 143 at ESI resulted in a $0.3 million negative after-tax cumulative effect of change in accounting principle in the first quarter of 2003 related to recording a liability for the closure of this ash basin.

Adoption of Interpretation No. 47

WPS Resources adopted the provisions of Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," as of December 31, 2005. Upon adoption of this interpretation, WPS Resources recorded liabilities for conditional asset retirement obligations, which previously we believed to be outside the scope of SFAS No. 143.

The utility segments identified conditional asset retirement obligations related to asbestos abatement at certain generation facilities, office buildings, and service centers; disposal of PCB-contaminated transformers; and closure of fly-ash landfills at certain generation facilities. Upon implementation of Interpretation No. 47 on December 31, 2005, the utility segments recorded a net asset retirement cost of $1.5 million and an asset retirement obligation of $8.2 million. This resulted in a $6.7 million cumulative effect of change in accounting principle before taxes. This amount was deferred as a regulatory asset as we obtained approval to defer the cumulative effect of adopting the Interpretation and believe it is probable that the actual cost to dispose of the assets will be recoverable in future rates. At December 31, 2005, the utilities had already recorded a $3.1 million regulatory liability related to the conditional asset retirement obligations discussed above, pertaining to amounts previously recovered in customer rates for the disposal of these assets. This $3.1 million regulatory liability was netted against the regulatory assets recorded upon adoption of the Interpretation.

Conditional asset retirement obligations identified at ESI relate to asbestos abatement at certain generation facilities. Upon implementation of Interpretation No. 47 on December 31, 2005, ESI recorded a net asset retirement cost of $1.3 million and an asset retirement obligation of $3.9 million, resulting in an after-tax cumulative effect of change in accounting principles of $1.6 million ($2.6 million before taxes).

If WPS Resources and WPSC had applied the provisions of Interpretation No.47 as of January 1, 2003, the pro forma impacts on prior periods' Consolidated Balance Sheets would not differ materially from the conditional asset retirement obligations recorded as of December 31, 2005, and the pro forma impacts on income available for common shareholders, as well as basic and diluted earnings per common share, would not be material.

Changes to Asset Retirement Obligation Liabilities

The following table describes all changes to the asset retirement obligations of WPS Resources through December 31, 2005, including the adoption of Interpretation No. 47.

	Regulated Utilities
(Millions)	WPSC	UPPCO	ESI	Total
Asset retirement obligations at January 1, 2003	$324.8	$-	$2.0	$326.8
Accretion expense	19.2	-	0.1	19.3
Asset retirement obligations at December 31, 2003	344.0	-	2.1	346.1
Accretion expense	20.4	-	0.1	20.5
Asset retirement obligations at December 31, 2004	364.4	-	2.2	366.6
Accretion expense	12.4	-	0.2	12.6
Asset retirement obligation transferred to Dominion	(376.4)	-	-	(376.4)
Adoption of Interpretation No. 47	7.3	0.9	3.9	12.1
Asset retirement obligations at December 31, 2005	$7.7	$0.9	$6.3	$14.9

Asset retirement obligations included in the table above of $5.6 million and $2.2 million and December 31, 2005 and 2004, respectively, relate to asbestos abatement and closure of an ash basin at Sunbury. The asset retirement obligations related to Sunbury are classified as liabilities held for sale in the Condensed Consolidated Balance Sheets of WPS Resources. See Note 4, "Sunbury Plant," for more information about Sunbury.

NOTE 16--INCOME TAXES

The principal components of our deferred tax assets and liabilities recognized in the balance sheets as of December 31 are as follows:

(Millions)	2005	2004

Deferred tax assets:
Plant related	$77.8	$59.0
Deferred tax credit carryforwards	65.6	74.0
Employee benefits	32.1	31.5
Regulatory deferrals	31.3	1.8
Deferred income and deductions	21.2	17.5
State capital and operating loss carryforwards	13.1	11.3
Other comprehensive income	8.0	16.4
Other	2.5	7.5
Total deferred tax assets	251.6	219.0

Valuation allowance	(2.5)	(1.5)
Net deferred tax assets	$249.1	$217.5

Deferred tax liabilities:
Risk management activities, net	$20.2	$8.0
Plant related	273.2	252.5
Regulatory deferrals	17.2	13.2
Deferred income and deductions	3.5	3.5
Employee benefits	3.2	11.0
Other comprehensive income	1.3	5.8
Other	2.8	3.6
Total deferred tax liabilities	$321.4	$297.6

Consolidated Balance Sheet Presentation:
Current deferred tax assets	$7.3	$-
Current deferred tax liabilities	-	14.6
Long-term deferred tax liabilities	79.6	65.5
Net deferred tax liabilities	$72.3	$80.1

Deferred tax credit carryforwards include $63.7 million of alternative minimum tax credits related to tax credits available under Section 29 of the Internal Revenue Code. These alternative minimum tax credit carryforwards can be carried forward indefinitely. Carryforward periods for state capital and operating loss carryforwards vary, but in the majority of states in which we do business, the period is 15 years or more. The balance of the carryforwards of state net operating losses is $235.0 million for all states. Valuation allowances have been established for certain state operating and capital loss carryforwards due to the uncertainty of the ability to realize the benefit of these losses in the future.

The following table presents a reconciliation of federal income taxes (which are calculated by multiplying the statutory federal income tax rate by book income before federal income tax) to the provision for income taxes reported in the Consolidated Statements of Income.

(Millions, except for percentages)	2005		2004		2003
	Rate	Amount	Rate	Amount	Rate	Amount

Statutory federal income tax	35.0%	$68.2	35.0%	$65.2	35.0%	$50.5
State income taxes, net	4.4	8.5	3.4	6.4	5.9	8.5
Plant related	0.3	0.6	0.1	0.1	(0.8)	(1.1)
Benefits and compensation	(2.5)	(4.8)	(2.0)	(3.7)	(1.6)	(2.3)
Investment tax credit	(0.9)	(1.7)	(0.8)	(1.5)	(1.2)	(1.7)
Federal tax credits	(15.6)	(30.3)	(17.6)	(32.8)	(13.1)	(18.9)
Other differences, net	0.6	0.9	(2.0)	(3.7)	(0.8)	(1.3)
Effective income tax	21.3%	$41.4	16.1%	$30.0	23.4%	$33.7

Current provision
Federal		$14.7		$20.1		$18.3
State		14.3		11.6		14.0
Foreign		3.2		0.4		1.8
Total current provision		32.2		32.1		34.1
Deferred provision		10.3		1.1		2.8
Net operating loss carryforwards		0.6		(1.7)		(1.5)
Investment tax credit		(1.7)		(1.5)		(1.7)
Total income tax expense		$41.4		$30.0		$33.7

Foreign income before taxes was $10.2 million in 2005, $8.3 million in 2004, and $4.3 million in 2003.

As the related temporary differences reverse, WPSC and UPPCO are prospectively refunding taxes to customers for which deferred taxes were recorded in prior years at rates different than current rates. The regulatory liability for these refunds and other regulatory tax effects totaled $8.8 million as of December 31, 2005, and $11.2 million as of December 31, 2004.

NOTE 17--COMMITMENTS AND CONTINGENCIES

Commodity and Purchase Order Commitments

WPS Resources routinely enters into long-term purchase and sale commitments that have various quantity requirements and durations. The commitments described below are as of December 31, 2005.

ESI has unconditional purchase obligations related to energy supply contracts that total $4.8 billion. Substantially all of these obligations end by 2008, with obligations totaling $154.6 million extending from 2009 through 2016. The majority of the energy supply contracts are to meet ESI's obligations to deliver energy to its customers. Included in the above amount are unconditional purchase obligations related to energy supply contracts at Sunbury, primarily obligations to purchase coal, totaling $26.1 million. The coal contracts extend until December 31, 2006 and were assumed by Corona Power, LLC. See Note 4, "Sunbury Plant," for more information related to Sunbury.

WPSC has obligations related to coal, purchased power, and natural gas. Obligations related to coal supply and transportation extend through 2016 and total $413.9 million. Through 2016, WPSC has obligations totaling $1.4 billion for either capacity or energy related to purchased power, including the obligation under the power purchase agreement with Dominion. Also, there are natural gas supply and transportation contracts with total estimated demand payments of $128.5 million through 2017. WPSC expects to recover these costs in future customer rates. Additionally, WPSC has contracts to sell electricity and natural gas to customers.

UPPCO has made commitments for the purchase of commodities, mainly capacity or energy related to purchased power, which total $42.3 million and extend through 2010.

WPS Resources also has commitments in the form of purchase orders issued to various vendors. At December 31, 2005, these purchase orders totaled $476.1 million and $462.0 million for WPS Resources and WPSC, respectively. The majority of these commitments relate to large construction projects, including construction of the 500-megawatt Weston 4 coal-fired generation facility near Wausau, Wisconsin.

Environmental

EPA Section 114 Request

In December 2000, WPSC received from the EPA a request for information under Section 114 of the Clean Air Act. The EPA sought information and documents relating to work performed on the coal-fired boilers located at WPSC's Pulliam and Weston electric generation stations. WPSC filed a response with the EPA in early 2001.

On May 22, 2002, WPSC received a follow-up request from the EPA seeking additional information regarding specific boiler-related work performed on Pulliam Units 3, 5, and 7, as well as information on WPSC's life extension program for Pulliam Units 3 through 8 and Weston Units 1 and 2. WPSC made an initial response to the EPA's follow-up information request on June 12, 2002, and filed a final response on June 27, 2002.

In 2000 and 2002, Wisconsin Power and Light Company received a similar series of EPA information requests relating to work performed on certain coal-fired boilers and related equipment at the Columbia generation station (a facility located in Portage, Wisconsin, jointly owned by Wisconsin Power and Light Company, Madison Gas and Electric Company, and WPSC). Wisconsin Power and Light Company is the operator of the plant and is responsible for responding to governmental inquiries relating to the operation of the facility. Wisconsin Power and Light Company filed its most recent response for the Columbia facility on July 12, 2002.

Depending upon the results of the EPA's review of the information provided by WPSC and Wisconsin Power and Light Company, the EPA may issue "notices of violation" or "findings of violation" asserting that a violation of the Clean Air Act occurred and/or seek additional information from WPSC and/or third parties who have information relating to the boilers or close out the investigation. To date, the EPA has not responded to the filings made by WPSC and Wisconsin Power and Light. In addition, under the federal Clean Air Act, citizen groups may pursue a claim. WPSC has no notice of such a claim based on the information submitted to the EPA.

In response to the EPA's Clean Air Act enforcement initiative, several utilities have elected to settle with the EPA, while others are in litigation. In general, those utilities that have settled have entered into consent decrees which require the companies to pay fines and penalties, undertake supplemental environmental projects, and either upgrade or replace pollution controls at existing generating units or shut down existing units and replace these units with new electric generating facilities. Several of the settlements involve multiple facilities. The fines and penalties (including the capital costs of supplemental environmental projects) associated with these settlements range between $7 million and $30 million. The regulatory interpretations upon which the lawsuits or settlements are based may change based on future court decisions that may be rendered in the pending litigations.

In May 2003, WPSC initiated discussions with the EPA Region V aimed at negotiating a settlement. The discussions were preliminary and did not progress. No further action has been taken by the EPA.

If the federal government decided to bring a claim against WPSC and if it were determined by a court that historic projects at WPSC's Pulliam and Weston plants required either a state or federal Clean Air Act permit, WPSC may, under the applicable statutes, be required to:

•	shut down any unit found to be operating in non-compliance,
•	install additional pollution control equipment,
•	pay a fine, and/or
•	pay a fine and conduct a supplemental environmental project in order to resolve any such claim.

Pulliam Air Permit Violation Lawsuit

The Sierra Club and Clean Wisconsin filed a complaint in the Eastern District of Wisconsin on October 19, 2005. The lawsuit was filed pursuant to the citizen suit provisions of the Clean Air Act. The complaint references opacity exceedances reported by the Pulliam facility located in Green Bay, Wisconsin, from 1999 through the first quarter of 2005. The notice also alleges monitoring violations from 1999 through 2004, exceedances of the Clean Air Act operating permit in 2002, exceedances of the permit issued for eight diesel generators in 2001, and exceedances of the permit for the combustion turbine, P32. The lawsuit seeks penalties, injunctive relief, and the costs of litigation. The Sierra Club and Clean Wisconsin have stated a willingness to discuss the alleged violations and the parties have engaged in settlement negotiations.

Weston 4 Air Permit

On November 15, 2004, the Sierra Club filed a petition with the WDNR under Section 285.61, Wis. Stats., seeking a contested case hearing on the air permit issued for the Weston 4 generation station. On December 2, 2004, the WDNR granted the petition and forwarded the matter to the Division of Hearings and Appeals. In its petition, Sierra Club raised legal and factual issues with the permit and with the process used by the WDNR to develop the air emission limits and conditions. In addition, both WPSC and the Sierra Club filed motions for summary judgment on certain of the issues. A decision regarding summary judgment was issued. In the ruling, the Administrative Law Judge denied the motion of Sierra Club and granted summary judgment to WPSC with respect to certain claims of Sierra Club consistent with the rulings rendered in Wisconsin Energy's Elm Road proceeding. The contested case hearing in the matter was held during the last week of September 2005. The hearing addressed the remaining issues, which are generally related to the emission limits specified in the permit and the pollution controls to be used to achieve these limits. In February 2006, the Administrative Law Judge affirmed the Weston 4 air permit with modifications to the emission limits for sulfur dioxide and nitrogen oxide from the coal-fired boiler and particulate from the cooling tower. The modifications set limits that are more stringent than those set by the WDNR. WPS Resources is currently evaluating the impact this decision may have on future operating costs.

Weston Site Operating Permit

On April 18 and April 26, 2005, WPS Resources notified the WDNR that the existing Weston facility was not in compliance with certain provisions of the "Title V" air operating permit that was issued to the facility in October 2004. These provisions include: (1) the particulate emission limits applicable to the coal handling equipment; (2) the carbon monoxide (CO) limit for Weston combustion turbines; and (3) the limitation on the sulfur content of the fuel oil stored at the Weston facility. On July 25, 2005, WPSC received a notice of violation (NOV) from the WDNR asserting that the existing Weston facility is not in compliance with certain provisions of the permit. In response to the NOV, a compliance plan was submitted to the WDNR. Subsequently, stack testing was performed, which indicated continuing exceedances of the particulate limits from the coal handling equipment. On January 19, 2006, WPSC received from the WDNR a Notice of Noncompliance (NON) seeking further information about the alleged non-compliance event. WPSC provided a response to the WDNR and is in the process of seeking to have the permit revised. On February 20, 2005, the WDNR issued an NOV which incorporated most of the alleged noncompliance events described above (the alleged exceedances of the CO limit was not included) and added issues relating to opacity monitoring and the operation of a particulate source for three days without a functioning baghouse. Under the WDNR's stepped enforcement process, an NOV is the first step in the WDNR's enforcement procedure. If the WDNR decides to continue the enforcement process, the next step is a "referral" of the matter to the Wisconsin Attorney General's Office. In addition, citizen groups may seek to initiate enforcement prior to the filing of any lawsuit by the Wisconsin Attorney General's Office or may seek to intervene in the Title V operating permit revision process. WPSC is seeking to amend the applicable permit limits and is taking corrective action. At this time, we believe that our exposure to fines or penalties related to this noncompliance would not have a material impact on our financial results.

Mercury and Interstate Air Quality Rules

On October 1, 2004, the mercury emission control rule became effective in Wisconsin. The rule requires WPSC to control annual system mercury emissions in phases. The first phase will occur in 2008 and 2009. In this phase, the annual mercury emissions are capped at the average annual system mercury emissions for the period 2002 through 2004. The next phase will run from 2010 through 2014 and requires a 40% reduction from average annual 2002 through 2004 mercury input amounts. After 2015, a 75% reduction is required with a goal of an 80% reduction by 2018. Because federal regulations were promulgated in March 2005, we believe the State of Wisconsin will revise the Wisconsin rule to be consistent with the federal rule. However, the State of Wisconsin has filed suit against the federal government along with other states in opposition to the rule. WPSC estimates capital costs of approximately $14 million to achieve the proposed 75% reductions. The capital costs are expected to be recovered in a future rate case.

In December 2003, the EPA proposed mercury "maximum achievable control technology" standards and an alternative mercury "cap and trade" program substantially modeled on the Clear Skies legislation initiative. The EPA also proposed the Clean Air Interstate Rule (formerly known as the Interstate Air Quality Rule), which would reduce sulfur dioxide and nitrogen oxide emissions from utility boilers located in 29 states, including Wisconsin, Michigan, Pennsylvania, and New York. In March 2005, the EPA finalized both the mercury rule and the Clean Air Interstate Rule.

The final mercury rule establishes New Source Performance Standards for new units based upon the type of coal burned. Weston 4 will install and operate mercury control technology with the aim of achieving a mercury emission rate less than that in the final EPA mercury rule.

The final mercury rule also establishes a mercury cap and trade program, which requires a 21% reduction in national mercury emissions in 2010 and a 70% reduction in national mercury emissions beginning in 2018. Based on the final rule and current projections, WPSC anticipates meeting the mercury rule cap and trade requirements at a cost similar to the cost to comply with the Wisconsin rule.

ESI's current analysis indicates that additional emission control equipment on its existing units may be required. ESI estimates the capital costs to be approximately $1 million to achieve a 70% reduction, excluding Sunbury. See Note 4, "Sunbury Plant," for more information about Sunbury.

The final Clean Air Interstate Rule requires reduction of sulfur dioxide and nitrogen oxide emissions in two phases. The first phase requires about a 50% reduction beginning in 2009 for nitrogen oxide and beginning in 2010 for sulfur dioxide. The second phase begins in 2015 for both pollutants and requires about a 65% reduction in emissions. The rule allows the affected states (including Wisconsin, Michigan, Pennsylvania, and New York) to either require utilities located in the state to participate in the EPA's interstate cap and trade program or meet the state's emission budget for sulfur dioxide and nitrogen oxide through measures to be determined by the state. The states have not adopted a preference as to which option they would select, but the states are investigating the cap and trade program, as well as alternatives or additional requirements. Consequently, the effect of the rule on WPSC's and ESI's facilities is uncertain, since it depends upon how the states choose to implement the final Clean Air Interstate Rule.

Currently, WPSC is evaluating a number of options that include using the cap and trade program and/or installing controls. For planning purposes, it is assumed that additional sulfur dioxide and nitrogen oxide controls will be needed on existing units or the existing units will need to be converted to natural gas by 2015. The installation of any controls and/or any conversion to natural gas will need to be scheduled as part of WPSC's long-term maintenance plan for its existing units. As such, controls or conversions may need to take place before 2015. On a preliminary basis and assuming controls or conversion are required, WPSC estimates capital costs of $257 million in order to meet an assumed 2015 compliance date. This estimate is based on costs of current control technology and current information regarding the final EPA rule. The costs may change based on the requirements of the final state rules.

ESI is evaluating the compliance options for the Clean Air Interstate Rule. Additional nitrogen oxide controls on some of ESI's facilities may be necessary, and would cost approximately $3 million, excluding Sunbury. ESI will evaluate a number of options including using the cap and trade program, fuel switching, and/or installing controls. See Note 4, "Sunbury Plant," for more information about Sunbury.

Clean Air Regulations

Most of the generation facilities owned by ESI are located in an ozone transport region. As a result, these generation facilities are subject to additional restrictions on emissions of nitrogen oxide and sulfur dioxide. In future years, ESI expects to purchase sulfur dioxide and nitrogen oxide emission allowances at market rates, as needed, to meet its requirements for its generation facilities.

Spent Nuclear Fuel Disposal

The federal government is responsible for the disposal or permanent storage of spent nuclear fuel. The DOE is currently preparing an application to license a permanent spent nuclear fuel storage facility in the Yucca Mountain area of Nevada.

Spent nuclear fuel is currently being stored at the Kewaunee plant. At current production levels, the plant has sufficient storage for all fuel assemblies until 2009 with full core offload. Additional capacity will be needed by 2010 to maintain full core offload capability.

The United States government through the DOE was under contract with WPSC for the pick up and long-term storage of Kewaunee's spent nuclear fuel. Because the DOE has failed to begin scheduled pickup of the spent nuclear fuel, WPSC incurred costs for the storage of the spent nuclear fuel. WPSC is a participant in a suit filed against the federal government for breach of contract and failure to pick up and store the spent nuclear fuel. The case was filed on January 22, 2004, in the United States Court of Federal Claims. The case has been temporarily stayed until June 30, 2006.

In July 2005, WPSC sold Kewaunee to a subsidiary of Dominion Resources, Inc. Pursuant to the terms of the sale, Dominion has the right to pursue the spent nuclear fuel claim and WPSC will retain the contractual right to an equitable share of any future settlement or verdict. The total amount of damages sought are unknown at this time.

Other Environmental Issues

Groundwater testing at a former ash disposal site of UPPCO indicated elevated levels of boron and lithium. Supplemental remedial investigations were performed, and a revised remedial action plan was developed. The Michigan Department of Environmental Quality approved the plan in January 2003. UPPCO received an order from the MPSC permitting deferral and future recovery of these costs. A liability of $1.3 million and an associated regulatory asset of $1.3 million were recorded at December 31, 2005, for estimated future expenditures associated with remediation of the site. UPPCO has an informal agreement, with the owner of another landfill, under which UPPCO has agreed to pay 17% of the investigation and remedial costs. It is estimated that the cost of addressing the site over the next year will be $1.8 million. UPPCO has recorded $0.3 million of this amount as its share of the liability as of December 31, 2005.

There is increasing concern over the issue of climate change and the effect of emissions of greenhouse gases. WPS Resources is evaluating both the technical and cost implications, which may result from a future greenhouse gas regulatory program. This evaluation indicates that it is probable that any regulatory program that caps emissions or imposes a carbon tax will increase costs for WPS Resources and its customers. At this time, there is no commercially available technology for removing carbon dioxide from a pulverized coal-fired plant, but significant research is in progress. Efforts are underway within the utility industry to develop cleaner ways to burn coal. The use of alternate fuels is also being explored by the industry, but there are many cost and availability issues. Based on the complexity and uncertainty of the climate issues, a risk exists that future carbon regulation will increase the cost of electricity produced at coal-fired generation units. However, we believe the capital expenditures we are making at our generation units are appropriate under any reasonable mandatory greenhouse gas program. WPS Resources will continue to monitor and manage potential risks and opportunities associated with future greenhouse gas regulatory actions.

Manufactured Gas Plant Remediation

WPSC continues to investigate the environmental cleanup of ten manufactured gas plant sites. Cleanup of the land portion of the Oshkosh, Stevens Point, Green Bay, Manitowoc, and two Sheboygan sites in Wisconsin is completed. Groundwater treatment and monitoring at these sites will continue into the future. Cleanup of the land portion of four sites will be addressed in the future. River sediment remains to be addressed at sites with sediment contamination, and priorities will be determined in consultation with the EPA. The additional work at the sites remains to be scheduled.

WPSC is currently in the process of transferring sites with sediment contamination formally under WDNR jurisdiction to the EPA Superfund Alternatives Program. WPSC received special notice letters that initiated the transfer process. Under the EPA's program, the remedy decision will be based on risk-based criteria typically used at Superfund sites. WPSC estimated the future undiscounted investigation and cleanup costs as of December 31, 2005, to be $66 million. WPSC may adjust these estimates in the future contingent upon remedial technology, regulatory requirements, remedy determinations, and the assessment of natural resource damages. WPSC has received $12.7 million to date in insurance recoveries. WPSC expects to recover actual cleanup costs, net of insurance recoveries, in future customer rates. Under current PSCW policies, WPSC will not recover carrying costs associated with the cleanup expenditures.

Flood Damage

On May 14, 2003, a fuse plug at the Silver Lake reservoir owned by UPPCO was breached. This breach resulted in subsequent flooding downstream on the Dead River, which is located in Michigan's Upper Peninsula near Marquette, Michigan.

A dam owned by Marquette Board of Light and Power, which is located downstream from the Silver Lake reservoir near the mouth of the Dead River, also failed during this event. In addition, high water conditions and siltation resulted in damage at the Presque Isle Power Plant owned by Wisconsin Electric Power Company. Presque Isle, which is located downstream from the Marquette Board of Light and Power dam, was ultimately forced into a temporary shutdown.

The FERC's Independent Board of Review issued its report in December 2003 and concluded that the root cause of the incident was the failure of the design of the fuse plug to take into account the highly erodible nature of the fuse plug's foundation materials and spillway channel, resulting in the complete loss of the fuse plug, foundation, and spillway channel, which caused the release of Silver Lake far beyond the intended design of the fuse plug. The fuse plug for the Silver Lake reservoir was designed by an outside engineering firm.

UPPCO has worked with federal and state agencies in their investigations. UPPCO is still in the process of investigating the incident. WPS Resources maintains a comprehensive insurance program that includes UPPCO and which provides both property insurance for its facilities and liability insurance for liability to third parties. WPS Resources is insured in amounts that it believes are sufficient to cover its responsibilities in connection with this event. Deductibles and self-insured retentions on these policies are not material to WPS Resources.

As of May 13, 2005, several lawsuits were filed by the claimants and putative defendants relating to this incident. The suits that have been filed against UPPCO, WPS Resources, and WPSC include the following claimants: WE Energies, Cleveland Cliffs, Inc., Board of Light and Power of the City of Marquette, the City of Marquette, the County of Marquette, Dead River Campers, Inc., Marquette County Road Commission, SBC, ATC, and various land and homeowners along the Silver Lake reservoir and Dead River system. UPPCO filed a suit against the engineering company that designed the fuse plug (MWH Americas, Inc.) and the contractor who built it (Moyle Construction, Inc.). UPPCO has reached a confidential settlement with WE Energies resolving WE Energies' claims. The settlement payment will be reimbursed by WPS Resource's insurer and, therefore, did not have a material impact on the Consolidated Financial Statements. WPS Resources is defending the remaining lawsuits filed against it and is seeking resolution of all claims and litigation where possible.

In November 2003, UPPCO received approval from the MPSC and the FERC for deferral of costs that are not reimbursable through insurance or recoverable through the power supply cost recovery mechanism. Recovery of costs deferred will be addressed in future rate proceedings.

In November 2005, UPPCO announced it had not made a final decision whether to restore Silver Lake as a reservoir for power generation or to forego refilling the reservoir and that more time is needed to study the ramifications of design changes recommended by consultants and FERC. UPPCO will undertake additional studies of the new design recommendations to see if there are alternatives that would make restoring the Silver Lake Dam and refilling the reservoir economically beneficial for its customers. UPPCO expects to make its final decision on Silver Lake in the first half of 2006.

Stray Voltage Claims

From time to time, WPSC has been sued by dairy farmers who allege that they have suffered loss of milk production and other damages supposedly due to "stray voltage" from the operation of WPSC's electrical system. One case, Allen v. WPSC, has been remanded from the court of appeals to the trial court for a determination of whether a post-verdict injunction is warranted. A second case, Pollack v. WPSC, was tried and ended in a defense verdict on May 5, 2005, and that case is concluded. A third case, Seidl v. WPSC, was dismissed on June 21, 2005, when the trial judge granted WPSC's motion for a directed verdict. The Seidl plaintiffs have filed a notice of appeal of that dismissal. WPSC believes it has meritorious arguments supporting the dismissal and WPSC plans to vigorously contest the appeal.

On February 15, 2005, the Court of Appeals affirmed the jury verdict in Allen v. WPSC, which awarded the plaintiff $0.8 million for economic damages and $1 million for nuisance. All appeals have been exhausted and the judgment has been paid to the plaintiff, but the plaintiff is still seeking an injunction. The injunction issues are scheduled to be tried in September 2006. The expert witnesses retained by WPSC do not believe that there is any scientific basis for concluding that electricity from the utility system is currently creating any problem on the plaintiff's land. Accordingly, WPSC does not believe there is any basis for issuing an injunction, and intends to contest the plaintiff's claim.

Three cases, Theuerkauf v. WPSC, Wojciehowski Brothers Farms v. WPSC, and Schmoker v. WPSC were filed in the fourth quarter of 2005 and are still in the pleadings stage and it is too early to predict their outcomes. The Theuerkauf case was brought by Michigan farmers and is being heard in federal court in Green Bay. We believe Michigan law will govern this action. The Wojciehowski case was brought in state court in Wisconsin in Marinette County. The Schmoker case was brought in Wisconsin state court in Winnebago County. WPSC believes it has meritorious defenses to the plaintiffs' claims in these cases, and intends to vigorously defend them.

The PSCW has established certain requirements regarding stray voltage for all utilities subject to its jurisdiction. The PSCW has defined what constitutes "stray voltage," established a level of concern at which some utility corrective action is required, and set forth test protocols to be employed in evaluating whether a stray voltage problem exists. However, in 2003, the Supreme Court of Wisconsin ruled in the case Hoffmann v. WEPCO that a utility could be liable in tort to a farmer for damage from stray voltage even though the utility had complied with the PSCW's established level of concern. Thus, despite the fact that WPSC believes it abides by the applicable PSCW requirements, it is not immune from the tort suits such as these under Wisconsin law.

WPSC has insurance coverage for the pending claims, but the policies have customary self-insured retentions per occurrence. Based upon the information known at this time and the availability of insurance, WPSC believes that the total cost to it of resolving these five actions will not be material.

Wausau, Wisconsin, to Duluth, Minnesota, Transmission Line

Construction of the 220-mile, 345-kilovolt Wausau, Wisconsin, to Duluth, Minnesota, transmission line began in the first quarter of 2004 with the Minnesota portion completed in early 2005. Construction in Wisconsin began on August 8, 2005.

ATC has assumed primary responsibility for the overall management of the project and will own and operate the completed line. WPSC received approval from the PSCW and the FERC to transfer ownership of the project to ATC. WPSC will continue to manage obtaining the private property rights, design, and construction of the Wisconsin portion of the project.

The Certificate of Public Convenience and Necessity and other permits needed for construction have been received and are final. In addition, on August 5, 2005, the new law allowing condemnation of county land for transmission lines approved by the PSCW became effective. In light of this legislation, Douglas County negotiated an easement agreement with ATC that allows the project to be constructed across county land on the route originally selected by the PSCW. On September 15, 2005, the Douglas County Board approved that agreement. Accordingly, the lawsuit against Douglas County to force it to provide easements for the project is being dismissed as moot, and ATC has asked the PSCW to close the docket, which was opened to examine alternative routes in Douglas County.

WPS Resources committed to fund 50% of total project costs incurred up to $198 million and will receive additional equity in ATC in exchange for the project funding. Under its agreement, WPS Resources invested $57.0 million in ATC in 2005, bringing WPS Resources' investment in ATC related to the project to $86.7 million since inception. WPS Resources may terminate funding if the project extends beyond January 1, 2010. On December 19, 2003, WPSC and ATC received approval from the PSCW to continue the project at a revised cost estimate of $420.3 million to reflect additional costs for the project resulting from time delays, added regulatory requirements, changes and additions to the scope of the project, and ATC overhead costs. The final portion of the line is expected to be placed in service in 2008. WPS Resources has the right, but not the obligation, to provide additional funding in excess of $198 million for up to 50% of the revised cost estimate. Allete has exercised its option to fund a portion of the Wausau to Duluth transmission line. WPSC and Allete agreed that Allete will fund up to $60 million of the 2006 capital calls for the line in 2006. Considering this, for the period January 2006 through November 2008, WPS Resources expects to fund up to approximately $61 million for its portion of the Wausau to Duluth transmission line.

Beaver Falls

ESI's Beaver Falls generation facility in New York has been out of service since late June 2005. The unplanned outage was caused by the failure of the first stage turbine blades. Inclusive of estimated insurance recoveries, ESI estimates at this time that it will cost between $3 and $5 million to repair the turbine and replace the damaged blades. Depending on the amount of insurance recovery, ESI could incur significantly higher net out-of-pocket costs than originally estimated to repair the damage. In addition, ESI is attempting to renegotiate an existing steam off-take agreement with a counterparty, which will significantly impact its ability to recover costs. If significant repair costs are not recoverable through insurance or ESI is not able to renegotiate the terms of the steam off-take agreement, then a possibility exists that ESI would not repair the plant, in which case undiscounted cash flows related to future operations may be insufficient to recover the carrying value of the plant, resulting in impairment. The carrying value of the Beaver Falls generation facility at December 31, 2005, was $18.1 million.

Synthetic Fuel Production Facility

We have significantly reduced our consolidated federal income tax liability over past years through tax credits available to us under Section 29 of the Internal Revenue Code for the production and sale of solid synthetic fuel from coal. These tax credits are scheduled to expire at the end of 2007 and are provided as an incentive for taxpayers to produce fuel from alternate sources and reduce domestic dependence on imported oil. This incentive is not deemed necessary if the price of oil increases sufficiently to provide a natural market for the fuel. Therefore, the tax credits in a given year are subject to phase out if the annual average reference price of oil within that year exceeds a minimum threshold price set by the IRS and are eliminated entirely if the average annual reference price increases beyond a maximum threshold price set by the IRS. The reference price of a barrel of oil is an estimate of the annual average wellhead price per barrel for domestic crude oil, which has in recent history been approximately $6 below the NYMEX price of a barrel of oil. The threshold price at which the credit begins to phase out was set in 1980 and is adjusted annually for inflation; the IRS releases the final numbers for a given year in the first part of the following year.

Numerous events have increased domestic crude oil prices, including concerns about terrorism, storm-related supply disruptions, and worldwide demand. Therefore, in order to manage exposure to the risk of an increase in oil prices that could reduce the amount of Section 29 federal tax credits that could be recognized, ESI entered into a series of derivative contracts, beginning in the first quarter of 2005, covering a specified number of barrels of oil. While no apparent phase-out of Section 29 federal tax credits occurred in 2005, ESI had mitigated essentially all of its 2005 phase-out risk at no net cost. Through optimization strategies, ESI realized a $0.3 million gain on oil options entered into to mitigate the 2005 phase-out risk, net of premium amortization. If no phase-out were to occur in 2006 and 2007, ESI would expect to recognize approximately $24 million of Section 29 federal tax credits in each of the next two years. Based upon forward oil prices, we are anticipating significant phase-outs of 2006 and 2007 Section 29 federal tax credits. However, we cannot predict with certainty the future price of a barrel of oil and, therefore, have no way of knowing what portion of our tax credits will be phased out, or if any phase-out will result. Based upon the average annual NYMEX price of a barrel of oil, ESI estimates that Section 29 federal tax credits will begin phasing out if the annual average NYMEX price of a barrel of oil reaches approximately $60, with a total phase-out if the annual average NYMEX price of a barrel of oil reaches approximately $73.

At December 31, 2005, ESI had derivative contracts that mitigate substantially all of the Section 29 tax credit exposure in 2006 and 40% of the exposure in 2007. The derivative contracts involve purchased and written call options that provide for net cash settlement at expiration based on the average NYMEX trading price of oil in relation to the strike price of each option. Premiums paid for options to mitigate exposure to Section 29 federal tax credit phase-out in 2006 and 2007 totaled $15.3 million ($12.0 million for 2006 options and $3.3 million for 2007 options), all of which are recorded as risk management assets on the balance sheet. Essentially, ESI has paid $12.0 million for options ($7.2 million after-tax) to protect the value of approximately $24 million of tax credits in 2006 and $3.3 million for options ($2.0 million after-tax) to protect the value of approximately $10 million of tax credits in 2007. ESI has not hedged $14 million of 2007 tax credits. The derivative contracts have not been designated as hedging instruments and, as a result, changes in the fair value of the options are recorded currently in earnings. This could result in mark-to-market gains being recognized in earnings in different periods, compared to the offsetting tax credit phase-outs. For example, as of December 31, 2005, unrealized pre-tax mark-to-market gains of $4.0 million and $4.4 million were recorded for the 2006 and 2007 options, respectively, while no tax credit phase-out was recognized because 2006 and 2007 tax credits are not recognized until fuel is produced and sold in those periods. In 2006, ESI will only record Section 29 federal tax credits expected to be recognized, based upon the expected annual average price of a barrel of oil.

In addition to exposure to federal tax credits, ESI has also historically received royalties tied to the amount of synthetic fuel produced as well as variable payments from a counterparty related to its 30% sell-down of ECO Coal Pelletization #12 in 2002. Royalties and variable payments contributed $7.1 million, $7.6 million, and $5.9 million to income before taxes in 2005, 2004, and 2003, respectively. Royalties and variable payments received in 2006 and 2007 could decrease if a phase-out occurs and synthetic fuel production is reduced.

NOTE 18--GUARANTEES

As part of normal business, WPS Resources and its subsidiaries enter into various guarantees providing financial or performance assurance to third parties on behalf of certain subsidiaries. These guarantees are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

Most of the guarantees issued by WPS Resources include inter-company guarantees between parents and their subsidiaries, which are eliminated in consolidation, and guarantees of the subsidiaries' own performance. As such, these guarantees are excluded from the recognition and measurement requirements of FASB Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others."

At December 31, 2005, 2004, and 2003, outstanding guarantees totaled $1,310.6 million, $977.9 million, and $981.8 million, respectively, as follows:

WPS Resources' Outstanding Guarantees (Millions)	December 31, 2005	December 31, 2004	December 31, 2003
Guarantees of subsidiary debt	$27.2	$27.2	$39.7
Guarantees supporting commodity transactions of subsidiaries	1,154.7	863.9	874.4
Standby letters of credit	114.3	80.9	61.1
Surety bonds	0.8	0.6	1.1
Other guarantees	13.6	5.3	5.5
Total guarantees	$1,310.6	$977.9	$981.8

WPS Resources' Outstanding Guarantees (Millions) Commitments Expiring	Total Amounts Committed At December 31, 2005	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years
Guarantees of subsidiary debt	$27.2	$-	$-	$-	$27.2
Guarantees supporting commodity transactions of subsidiaries	1,154.7	1,063.0	33.1	15.0	43.6
Standby letters of credit	114.3	109.4	4.9	-	-
Surety bonds	0.8	0.8	-	-	-
Other guarantees	13.6	-	-	13.6	-
Total guarantees	$1,310.6	$1,173.2	$38.0	$28.6	$70.8

At December 31, 2005, WPS Resources had outstanding $27.2 million in corporate guarantees supporting indebtedness. Of that total, $27.0 million supports outstanding debt at one of ESI's subsidiaries. The underlying debt related to these guarantees is reflected on WPS Resources' Consolidated Balance Sheet.

WPS Resources' Board of Directors has authorized management to issue corporate guarantees in the aggregate amount of up to $1.35 billion to support the business operations of ESI. WPS Resources primarily issues the guarantees to counterparties in the wholesale electric and natural gas marketplace to provide them assurance that ESI will perform on its obligations and permit ESI to operate within these markets. At December 31, 2005, WPS Resources provided parental guarantees in the amount of $1,150.0 million, reflected in the above table, for ESI's indemnification obligations for business operations, including $8.1 million of guarantees that received specific authorization from WPS Resources' Board of Directors and are not included in the $1.35 billion general authorized amount. Of the parental guarantees provided by WPS Resources, the outstanding balance at December 31, 2005, which WPS Resources would be obligated to support, is approximately $299 million.

Another $4.7 million of corporate guarantees support energy and transmission supply at UPPCO and are not reflected on WPS Resources' Consolidated Balance Sheet. In February 2005, WPS Resources' Board of Directors authorized management to issue corporate guarantees in the aggregate amount of up to $15.0 million to support the business operations of UPPCO. Corporate guarantees issued in the future under the Board authorized limit may or may not be reflected on WPS Resources' Consolidated Balance Sheet, depending on the nature of the guarantee.

At WPS Resources' request, financial institutions have issued $114.3 million in standby letters of credit for the benefit of third parties that have extended credit to certain subsidiaries. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will request payment from WPS Resources. Any amounts owed by our subsidiaries are reflected in WPS Resources' Consolidated Balance Sheet.

At December 31, 2005, WPS Resources furnished $0.8 million of surety bonds for various reasons including worker compensation coverage and obtaining various licenses, permits, and rights-of-way. Liabilities incurred as a result of activities covered by surety bonds are included in the WPS Resources' Consolidated Balance Sheet.

A guarantee of $4.7 million listed in the above table under other guarantees was issued by WPSC to indemnify a third party for exposures related to the construction of utility assets. This amount is not reflected on the WPS Resources' Consolidated Balance Sheet, as this agreement was entered into prior to the effective date of FASB Interpretation No. 45.

In conjunction with the sale of Kewaunee, WPSC and WP&L agreed to indemnify Dominion for 70% of any and all reasonable costs asserted or initiated against, suffered, or otherwise existing, incurred or accrued, resulting from or arising from the resolution of any design bases documentation issues that are incurred prior to completion of Kewaunee's scheduled maintenance period for 2009 up to a maximum combined exposure of $15 million for WPSC and WP&L. WPSC believes that it will expend its share of costs related to this indemnification and, as a result, recorded the fair value of the liability, or $8.9 million, as a component of the loss on the sale of Kewaunee.

WPSC also agreed to indemnify Dominion for losses resulting from potential breaches of WPSC's representations and warranties under the sale agreement. The indemnification is limited to approximately $18 million and expires in July 2006. WPSC believes the likelihood of having to make any material cash payments under the sale agreement as a result of breaches of representations and warranties is remote.

NOTE 19--EMPLOYEE BENEFIT PLANS

WPS Resources has a non-contributory-qualified retirement plan covering substantially all employees. WPS Resources also sponsors several nonqualified retirement plans, which are not funded.

WPS Resources also currently offers medical, dental, and life insurance benefits to employees and their dependents. We expense these items for active employees as incurred. We fund benefits for retirees through irrevocable trusts as allowed for income tax purposes.

WPSC serves as plan sponsor and administrator for the qualified retirement plan and the postretirement plans. Accordingly, WPSC's Consolidated Balance Sheets reflect the assets and liabilities associated with these plans. With the exception of UPPCO's Supplemental Employee Retirement Plan, the assets and liabilities related to the non-qualified pension plans are also recorded on WPSC's Consolidated Balance Sheets. The net periodic benefit cost associated with the plans is allocated among WPS Resources' subsidiaries. Actuarial calculations are performed (based upon specific employees and their related years of service) in order to determine the appropriate benefit cost allocation.

The costs of pension and postretirement benefits are expensed over the period in which the employee renders service. The transition obligation for postretirement benefits of current and future retirees is being recognized over a 20-year period beginning in 1993. WPS Resources uses a December 31 measurement date for the majority of its plans.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) provides a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of certain retiree health care benefit plans. In May 2004, the FASB staff issued FSP 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003."

WPS Resources and its actuarial advisors determined that benefits provided by the plan as of the date of enactment were at least actuarially equivalent to Medicare Part D, and, accordingly, WPS Resources will be entitled to the federal subsidy. WPS Resources performed a measurement of the effects of the Act on its accumulated postretirement benefit obligation as of July 1, 2004 (the date FSP 106-2 was adopted). As of July 1, 2004, WPS Resources' and WPSC's accumulated postretirement benefit obligation decreased $40.3 million and $33.5 million, respectively, as a result of the Act. The change in the accumulated postretirement benefit obligation due to the Act is considered an actuarial gain that will be recognized in future periods and, therefore, had no cumulative effect on WPS Resources or WPSC's retained earnings as of July 1, 2004. The effect of the subsidy served to reduce the net postretirement benefit cost by $6.5 million and $2.6 million for WPS Resources for the years ended December 31, 2005, and 2004, respectively.

The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets during 2005, 2004, and 2003, as well as a statement of the funded status as of December 31 for each year.

	Pension Benefits			Other Benefits
(Millions)	2005	2004	2003	2005	2004	2003
Reconciliation of benefit obligation (qualified and non-qualified plans)
Obligation at January 1	$720.7	$637.2	$553.8	$294.7	$281.6	$234.3
Service cost	23.9	20.5	15.2	8.0	7.5	7.1
Interest cost	40.3	39.8	36.9	16.5	16.9	15.3
Plan amendments	-	-	-	-	-	(15.3)
Plan spin off - Kewaunee sale	(25.7)	-	-	(13.3)	-	-
Actuarial (gain) loss - net	8.2	62.0	67.0	(9.6)	(3.4)	49.5
Benefit payments	(39.6)	(38.8)	(35.7)	(9.4)	(7.9)	(9.3)
Obligation at December 31	$727.8	$720.7	$637.2	$286.9	$294.7	$281.6

Reconciliation of fair value of plan assets (qualified plans)
Fair value of plan assets at January 1	$588.9	$569.9	$511.6	$170.9	$149.7	$119.7
Actual return on plan assets	39.7	54.5	92.7	11.3	12.9	23.7
Employer contributions	8.2	1.6	-	20.4	16.2	15.6
Plan spin off - Kewaunee sale	(15.5)	-	-	(10.4)	-	-
Benefit payments	(38.3)	(37.1)	(34.4)	(9.2)	(7.9)	(9.3)
Fair value of plan assets at December 31	$583.0	$588.9	$569.9	$183.0	$170.9	$149.7

Funded status of plans
Funded status at December 31	$(144.8)	$(131.8)	$(67.3)	$(103.9)	$(123.8)	$(131.9)
Unrecognized transition obligation	0.2	0.4	0.6	2.9	3.4	3.8
Unrecognized prior-service cost	39.4	44.8	50.5	(17.1)	(19.4)	(21.5)
Unrecognized loss	120.3	127.0	78.0	74.2	91.1	99.7
Net asset (liability) recognized	$15.1	$40.4	$61.8	$(43.9)	$(48.7)	$(49.9)

Amounts recognized in the Consolidated Balance Sheets related to the benefit plans consist of:

	Pension Benefits		Other Benefits
(Millions)	2005	2004	2005	2004
Accrued benefit cost	$(63.6)	$(45.9)	$(43.9)	$(48.7)
Intangible assets	39.7	45.0	-	-
Regulatory asset	32.6	6.4	-	-
Accumulated other comprehensive income
(before tax effect of $2.6 million and $14.0 million, respectively)	6.4	34.9	-	-
Net asset (liability) recognized	$15.1	$40.4	$(43.9)	$(48.7)

We record a minimum pension liability to reflect the funded status of our pension plans. Substantially all of the minimum pension liability relates to unrecognized pension costs of the utilities. Regulatory assets are recorded for costs that are probable of recovery when recognized.

Included in the above table is an accrued benefit cost of $1.6 million at December 31, 2005, and $1.7 million at December 31, 2004, related to UPPCO's Supplemental Employee Retirement Plan.

The accumulated benefit obligation for all defined benefit pension plans was $646.5 million and $634.8 million at December 31, 2005, and 2004, respectively. Information for pension plans with an accumulated benefit obligation in excess of plan assets is presented in the following table.

	December 31,
(Millions)	2005	2004
Projected benefit obligation	$727.8	$720.7
Accumulated benefit obligation	646.5	634.8
Fair value of plan assets	583.0	588.9

The following table presents the components of the consolidated net periodic benefit cost (credit) for the plans for 2005, 2004, and 2003:

	Pension Benefits			Other Benefits
(Millions)	2005	2004	2003	2005	2004	2003
Net periodic benefit cost
Service cost	$23.9	$20.5	$15.2	$8.0	$7.5	$7.1
Interest cost	40.3	39.8	36.9	16.5	16.9	15.3
Expected return on plan assets	(43.6)	(45.9)	(46.7)	(12.5)	(11.6)	(10.6)
Amortization of transition asset	0.2	0.2	-	0.4	0.4	1.0
Amortization of prior-service cost (credit)	5.3	5.7	5.8	(2.2)	(2.2)	(1.8)
Amortization of net loss	8.7	4.5	0.7	5.5	4.1	2.6
Special termination benefits	-	-	0.8	-	-	-
Net periodic benefit cost	$34.8	$24.8	$12.7	$15.7	$15.1	$13.6

Net periodic benefit cost recorded by WPSC related to pension benefits was $25.2 million in 2005, $16.3 million in 2004, and $6.7 million in 2003. Net periodic benefit cost recorded by WPSC related to other benefits was $13.6 million in 2005, $12.4 million in 2004, and $12.0 million in 2003.

Assumptions

The weighted average assumptions used at December 31 in accounting for the plans are as follows:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
Discount rate for benefit obligations	5.65%	5.75%	6.25%	5.65%	5.75%	6.25%
Discount rate for net periodic benefit cost	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Expected return on assets	8.50%	8.75%	8.75%	8.50%	8.75%	8.75%
Rate of compensation increase	5.50%	5.50%	5.50%	-	-	-

The assumptions used for WPS Resources' medical and dental cost trend rates are shown in the following table:

	2005	2004	2003
Assumed medical cost trend rate (under age 65)	9.0%	10.0%	11.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2010	2010	2010

Assumed medical cost trend rate (over age 65)	11.0%	12.0%	13.0%
Ultimate trend rate	6.5%	6.5%	6.5%
Ultimate trend rate reached in	2011	2011	2011

Assumed dental cost trend rate	5.0%	5.0%	5.0%
Ultimate trend rate	5.0%	5.0%	5.0%
Ultimate trend rate reached in	2004	2004	2004

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(Millions)	1% Increase	1% Decrease

Effects on total of service and interest cost components of net periodic postretirement health care benefit cost	$3.5	$(3.2)
Effect on the health care component of the accumulated postretirement benefit obligation	$37.0	$(33.0)

Plan Assets

Weighted-average asset allocations of the plans at December 31, 2005, and 2004, are as follows:

	Pension Plan Assets at December 31,		Postretirement Plan Assets at December 31,
	2005	2004	2005	2004
Asset category
Equity securities	63%	63%	62%	63%
Debt securities	32%	33%	38%	37%
Real estate	5%	4%	0%	0%
Total	100%	100%	100%	100%

The Board of Directors has established the Employee Benefits Administrator Committee to manage the operations and administration of all benefit plans and related trusts. The Committee has investment policies for the plan assets that establish target asset allocations for the above listed asset classes as follows: pension plan - equity securities 60%, debt securities 35%, and real estate 5%; postretirement plan - equity securities 65%, and debt securities 35%. Because of market volatility, the Committee periodically reviews the asset allocation and the portfolio is rebalanced when considered appropriate.

Cash Flows

WPS Resources' funding policy is to contribute at least the minimum amounts that are required to be funded under the Employee Retirement Income Security Act, but not more than the maximum amounts that are currently deductible for income tax purposes. We expect to contribute $25.3 million to our pension plans and $19.8 million to our other postretirement benefit plans in 2006.

The following table shows the payments, reflecting expected future service, which WPS Resources expects to make for pension and other postretirement benefits. In addition, the table shows the expected federal subsidies under Medicare Part D, which will partially offset other postretirement benefits, as discussed earlier.

(Millions)	Pension Benefits	Other Benefits	Federal Subsidies
2006	$40.9	$11.7	$(1.4)
2007	42.7	12.7	(1.5)
2008	42.8	13.7	(1.7)
2009	44.1	14.8	(1.8)
2010	45.2	15.6	(2.0)
2011-2015	235.3	89.5	(11.7)

Defined Contribution Benefit Plans

WPS Resources maintains a 401(k) Savings Plan for substantially all full-time employees. Employees generally may contribute from 1% to 30% of their base compensation to individual accounts within the 401(k) Savings Plan. Participation in this plan automatically qualifies eligible non-union employees for participation in the ESOP. The company match, in the form of shares of WPS Resources' common stock, is contributed to an employee's ESOP account. The plan requires a match equivalent to 100% of the first 4% and 50% of the next 2% contributed by non-union employees. Certain union employees receive a contribution to their ESOP account regardless of their participation in the 401(k) Savings Plan. The ESOP held 2.2 million shares of WPS Resources' common stock (market value of $120.8 million) at December 31, 2005. Total costs incurred under these plans were $8.2 million in 2005, $7.7 million in 2004, and $5.7 million in 2003. WPSC's share of the total costs was $6.8 million in 2005, $6.5 million in 2004, and $4.6 million in 2003.

WPS Resources maintains a deferred compensation plan that enables certain key employees and non-employee directors to defer a portion of their compensation or fees on a pre-tax basis. Non-employee directors can defer up to 100% of their director fees. There are essentially two separate investment programs available to plan participants. The first program (Program 1) offers WPS Resources' common stock as a hypothetical investment option for participants; deemed dividends paid on the common stock are automatically reinvested; and all distributions must be made in WPS Resources' common stock. The second program (Program 2) offers a variety of hypothetical investment options indexed to mutual funds, WPS Resources' return on equity, and WPS Resources' common stock. Participants may not redirect investments between the two programs. All employee deferrals are remitted to WPSC and, therefore, the liabilities and costs associated with the deferred compensation plans are included on WPSC's Consolidated Balance Sheets and Consolidated Statements of Income, respectively.

Program 1 is accounted for as a plan that does not permit diversification. As a result, the deferred compensation arrangement is classified as an equity instrument and changes in the fair value of the deferred compensation obligation are not recognized. The deferred compensation obligation associated with Program 1 was $16.1 million at December 31, 2005, and $13.0 million at December 31, 2004.

Program 2 is accounted for as a plan that permits diversification. As a result, the deferred compensation obligation associated with this program is classified as a liability in the Consolidated Balance Sheets and adjusted, with a charge or credit to expense, to reflect changes in the fair value of the deferred compensation obligation. The obligation, classified within other long-term liabilities, was $23.6 million at December 31, 2005, and $21.0 million at December 31, 2004. The costs incurred under Program 2 were $2.6 million in 2005, $2.1 million in 2004, and $2.4 million in 2003.

The deferred compensation programs are partially funded through shares of WPS Resources' common stock that is held in a rabbi trust. The common stock held in the rabbi trust is classified in equity in a manner similar to accounting for treasury stock. The total cost of WPS Resources' common stock held in the rabbi trust was $10.9 million at December 31, 2005, and $8.4 million at December 31, 2004.

NOTE 20--PREFERRED STOCK OF SUBSIDIARY

WPSC has 1,000,000 authorized shares of preferred stock with no mandatory redemption and a $100 par value. Outstanding shares are as follows at December 31:

		2005		2004
(Millions, except share amounts)	Series	Shares Outstanding	Carrying Value	Shares Outstanding	Carrying Value
	5.00%	130,778	$13.1	130,799	$13.1
	5.04%	29,920	3.0	29,920	3.0
	5.08%	49,928	5.0	49,928	5.0
	6.76%	150,000	15.0	150,000	15.0
	6.88%	150,000	15.0	150,000	15.0
Total		510,626	$51.1	510,647	$51.1

All shares of preferred stock of all series are of equal rank except as to dividend rates and redemption terms. Payment of dividends from any earned surplus or other available surplus is not restricted by the terms of any indenture or other undertaking by WPSC. Each series of outstanding preferred stock is redeemable in whole or in part at WPSC's option at any time on 30 days' notice at the respective redemption prices. WPSC may not redeem less than all, nor purchase any, of its preferred stock during the existence of any dividend default.

In the event of WPSC's dissolution or liquidation, the holders of preferred stock are entitled to receive (a) the par value of their preferred stock out of the corporate assets other than profits before any of such assets are paid or distributed to the holders of common stock and (b) the amount of dividends accumulated and unpaid on their preferred stock out of the surplus or net profits before any of such surplus or net profits are paid to the holders of common stock. Thereafter, the remainder of the corporate assets, surplus, and net profits shall be paid to the holders of common stock.

The preferred stock has no pre-emptive, subscription, or conversion rights, and has no sinking fund provisions.

NOTE 21--COMMON EQUITY

Shares outstanding at December 31	2005	2004
Common stock, $1 par value, 200,000,000 shares authorized	40,089,898	37,500,791
Treasury stock	12,000	12,000
Average cost of treasury shares	$25.19	$25.19
Shares in deferred compensation rabbi trust	270,491	229,238
Average cost of deferred compensation rabbi trust shares	$40.29	$36.84

Treasury shares at December 31, 2005, relate to our Non-Employee Directors Stock Option Plan. The number of stock options granted under this plan may not exceed 100,000 shares. All options under this plan have a ten-year life, but may not be exercised until one year after the date of grant.

Effective January 2001, we began issuing new stock under our Stock Investment Plan and under certain of our stock-based employee benefit plans. These stock issuances increased equity $29.0 million, $28.3 million, and $31.0 million in 2005, 2004, and 2003, respectively.

In November 2005, 1,900,000 shares of WPS Resources' common stock were issued at $53.70 per share and resulted in a net increase in equity of $98.3 million, inclusive of underwriting commissions and other expenses directly related to the issuance.

In November 2003, 4,025,000 shares of WPS Resources' common stock were issued at $43.00 per share and resulted in a net increase in equity of $166.8 million, inclusive of underwriting commissions and other expenses directly related to the issuance.

Reconciliation of Common Shares	Common Stock Shares Outstanding
Balance at December 31, 2002	31,808,779
Common stock offering	4,025,000
Stock Investment Plan and other stock-based employee benefit plans	764,681
Stock issued from treasury stock	49,950
Increase in deferred compensation rabbi trust shares	(26,434)

Balance at December 31, 2003	36,621,976
Stock Investment Plan and other stock-based employee benefit plans	670,235
Stock issued from treasury stock	3,700
Increase in deferred compensation rabbi trust shares	(36,358)

Balance at December 31, 2004	37,259,553
Common stock offering	1,900,000
Stock Investment Plan and other stock-based employee benefit plans	689,107
Increase in deferred compensation rabbi trust shares	(41,253)

Balance at December 31, 2005	39,807,407

Shareholder Rights Plan

In December 1996, we adopted a Shareholder Rights Plan. The plan is designed to enhance the ability of the Board of Directors to protect shareholders of WPS Resources if efforts are made to gain control of our company in a manner that the Board of Directors determines is not in the best interests of our shareholders. The plan gives our existing shareholders, under certain circumstances, the right to purchase stock at a discounted price. The rights expire on December 11, 2006.

Dividends

WPS Resources is a holding company and our ability to pay dividends is largely dependent upon the ability of our subsidiaries to pay dividends to us. The PSCW has by order restricted our principal subsidiary, WPSC, to paying normal dividends on its common stock of no more than 109% of the previous year's common stock dividend. The PSCW also requires WPSC to maintain a capital structure (i.e., the percentages by which each of common stock, preferred stock and debt constitute the total capital invested in a utility), which has a common equity range of 50% to 55%. Each of these limitations may be modified by a future order of the PSCW. Our right to receive dividends on the common stock of WPSC is also subject to the prior rights of WPSC's preferred shareholders and to provisions in WPSC's restated articles of incorporation which limit the amount of common stock dividends which WPSC may pay if its common stock and common stock surplus accounts constitute less than 25% of its total capitalization. These limitations are not expected to limit any dividend payments in the foreseeable future.

UPPCO's indentures relating to its first mortgage bonds contain certain limitations on the payment of cash dividends on its common stock, which is held solely by WPS Resources. Under the most restrictive of these provisions, $27.7 million of retained earnings were available at December 31, 2005, for the payment of common stock cash dividends by UPPCO.

At December 31, 2005, WPS Resources had $551.4 million of retained earnings available for dividends.

Forward Equity Transaction

In November 2005, WPS Resources entered into a forward equity sale agreement with an affiliate of J.P. Morgan Securities, Inc., as forward purchaser, relating to 2.7 million shares of WPS Resources' common stock. In connection with the forward agreement, J.P. Morgan Securities borrowed an equal number of shares of WPS Resources' common stock from stock lenders and, at WPS Resources' request, sold the borrowed shares to the public. WPS Resources will not receive any proceeds from J.P. Morgan Securities' sale of the common shares until the forward agreement is settled, which may occur any time prior to November 21, 2006. Except in specified circumstances or events that would require physical share settlement, WPS Resources may elect to settle the forward agreement by means of physical shares or through cash settlement. Under a physical share settlement, the maximum number of shares deliverable by WPS Resources is 2.7 million shares. Depending upon the share price at the date of settlement, we could either owe or be owed funds if we elect the cash settlement option. If the cash settlement option was elected, the forward purchaser would purchase shares in the market and return those shares to the lenders. The amount we would receive or be required to pay would be dependent upon the price at which the forward purchaser acquired the shares in the open market in relation to the contracted forward price. Generally, if the forward purchase price is lower than the price at which the forward purchaser is able to acquire the shares, then we would owe cash; and if the price at which the forward purchaser is able to acquire shares is less than the forward share price, we would receive cash. At December 31, 2005, the forward price was $51.58 per share, representing the initial public offering price of $53.70 per share, net of underwriting discounts and commissions. The forward sale price is increased daily based on a floating interest factor equal to the federal funds rate, less a 75 basis point fixed spread. The federal funds rate was 4.25% at December 31, 2005. The forward sales price will also be subject to decrease by $0.565 on February 28, 2006, $0.565 on May 31, 2006, and $0.575 on August 31, 2006. If the forward agreement had been settled by delivery of shares at December 31, 2005, WPS Resources would have received $139.3 million, based on the December 31, 2005, forward share price of $51.58 for the 2.7 million shares.

The forward equity agreement had no initial fair value. At settlement, the forward equity sale agreement will be recorded within equity. The use of a forward agreement allows WPS Resources to avoid market uncertainty by pricing a stock offering under then existing market conditions, while mitigating share dilution by postponing the issuance of stock until funds are needed. WPS Resources currently anticipates settling the forward equity transaction through physical share settlement and expects to use proceeds received under the forward equity agreement to partially finance the proposed acquisition of the Minnesota and Michigan natural gas distribution operations of Aquila and for general corporate purposes.

Earnings Per Share

Earnings per share is computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period adjusted for the exercise and/or conversion of all potentially dilutive securities. Such dilutive items include in-the-money stock options, restricted shares, performance share grants, and shares related to the forward equity transaction discussed above. The calculation of diluted earnings per share for the years shown excludes some stock option plan shares that had an anti-dilutive effect. The shares having an anti-dilutive effect are not significant for any of the years shown. The following table reconciles the computation of basic and diluted earnings per share:

Reconciliation of Earnings Per Share (Millions except per share amounts)	2005	2004	2003
Income available for common shareholders	$157.4	$139.7	$94.7
Basic weighted average shares	38.3	37.4	33.0
Incremental issuable shares	0.4	0.2	0.2
Diluted weighted average shares	38.7	37.6	33.2
Basic earnings per common share	$4.11	$3.74	$2.87
Diluted earnings per common share	$4.07	$3.72	$2.85

NOTE 22--STOCK-BASED COMPENSATION

WPS Resources has four stock-based compensation plans: the 2005 Omnibus Incentive Compensation Plan (2005 Omnibus Plan), the 2001 Omnibus Incentive Compensation Plan (2001 Omnibus Plan), the 1999 Stock Option Plan (Employee Plan), and the 1999 Non-Employee Directors Stock Option Plan (Director Plan). No additional stock options will be issued under the 2001 Omnibus Plan or the Employee Plan, although the plans will continue to exist for purposes of the existing outstanding stock-based compensation. The number of shares issuable under each of the aforementioned stock-based compensation plans, each outstanding award, and stock option exercise prices are subject to adjustment in the event of any stock split, stock dividend, or other similar transaction.

Stock Options

Under the provisions of the 2005 Omnibus Plan, the number of shares for which stock options may be granted may not exceed 2 million, and no single employee that is the chief executive officer of WPS Resources or any of the other four highest compensated officers of WPS Resources and its subsidiaries can be granted options for more than 150,000 shares during any calendar year. Stock options are granted by the Compensation Committee of the Board of Directors and may be granted at any time. No stock options will have a term longer than ten years. The exercise price of each stock option is equal to the fair market value of the stock on the date the stock option was granted. One-fourth of the stock options granted under the 2005 and 2001 Omnibus Plans and the Employee Plan will become vested and exercisable each year on the anniversary date of the grant.

The number of stock options granted under the Director Plan may not exceed 100,000, and the shares to be delivered will consist solely of treasury shares. Stock options are granted at the discretion of the Board of Directors. No options may be granted under this plan after December 31, 2008. All options have a ten-year life, but they may not be exercised until one year after the date of grant. Options granted under this plan are immediately vested. The exercise price of each option is equal to the fair market value of the stock on the date the stock options were granted.

A summary of the activity of the stock option plans for 2005 is presented below:

Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
2001 Omnibus Plan	1,279,684	$41.35
Employee Plan	245,320	33.51
Director Plan	12,000	25.50
Granted during 2005
2005 Omnibus Plan	325,347	54.85
Exercised during 2005
2001 Omnibus Plan	83,306	35.99
Employee Plan	88,347	32.65
Forfeited during 2005
2001 Omnibus Plan	1,937	42.30
Outstanding at end of year
2001 Omnibus Plan	1,194,441	41.72
2005 Omnibus Plan	325,347	54.85
Employee Plan	156,973	33.99
Director Plan	12,000	25.50
Options exercisable at year-end
2001 Omnibus Plan	703,491	39.31
Employee Plan	156,973	33.99
Director Plan	12,000	25.50
Weighted-average fair value of options granted during 2005 2005 Omnibus Plan	$4.40

A summary of the activity of the stock option plans for 2004 is presented below:

Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
2001 Omnibus Plan	993,677	$38.97
Employee Plan	283,621	33.11
Director Plan	15,700	25.49
Granted during 2004
2001 Omnibus Plan	321,313	48.11
Exercised during 2004
2001 Omnibus Plan	30,431	35.17
Employee Plan	38,301	30.53
Director Plan	3,700	25.44
Forfeited during 2004
2001 Omnibus Plan	4,875	41.23
Outstanding at end of year
2001 Omnibus Plan	1,279,684	41.35
Employee Plan	245,320	33.51
Director Plan	12,000	25.50
Options exercisable at year-end
2001 Omnibus Plan	459,425	37.37
Employee Plan	245,320	33.51
Director Plan	12,000	25.50
Weighted-average fair value of options granted during 2004 2001 Omnibus Plan	$4.75

A summary of the activity of the stock option plans for 2003 is presented below:

Stock Options	Shares	Weighted-Average Exercise Price

Options outstanding at beginning of year
2001 Omnibus Plan	663,548	$36.11
Employee Plan	492,021	31.56
Director Plan	19,400	25.48
Granted during 2003
2001 Omnibus Plan	335,424	44.56
Exercised during 2003
2001 Omnibus Plan	4,420	34.65
Employee Plan	207,150	29.49
Director Plan	3,700	25.44
Forfeited during 2003
2001 Omnibus Plan	875	36.30
Employee Plan	1,250	23.19
Outstanding at end of year
2001 Omnibus Plan	993,677	38.97
Employee Plan	283,621	33.11
Director Plan	15,700	25.49
Options exercisable at year-end
2001 Omnibus Plan	241,076	35.47
Employee Plan	225,116	33.09
Director Plan	15,700	25.49
Weighted-average fair value of options granted during 2003 2001 Omnibus Plan	$4.88

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2005, under the 2005 Omnibus Plan.

	Stock Options Outstanding			Stock Options Exercisable

Exercise Price	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$54.85	325,347	10.0	$54.85	-	N/A

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2005, under the 2001 Omnibus Plan.

	Stock Options Outstanding			Stock Options Exercisable

Exercise Price	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$34.09 - 38.25	552,495	6.5	$36.29	464,836	$35.97
41.29 - 48.11	641,946	8.5	46.40	238,655	45.81
	1,194,441		$41.72	703,491	$39.31

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2005, under the Employee Plan.

	Stock Options Outstanding			Stock Options Exercisable

Exercise Price	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$23.19 - 34.75	156,973	4.7	$33.99	156,973	$33.99

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2005, under the Director Plan.

	Stock Options Outstanding			Stock Options Exercisable

Exercise Price	Shares	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Shares	Weighted-Average Exercise Price Per Share
$25.44 - 25.69	12,000	4.0	$25.50	12,000	$25.50

Other Stock-Based Compensation Awards

A portion of the long-term incentive is awarded in the form of performance stock rights. These stock rights vest over a three-year performance period and are paid out in shares of WPS Resources' common stock. The number of shares paid out is calculated by multiplying a performance percentage by a target number of shares. The performance multiplier is based on the performance of WPS Resources' common stock relative to the stock performance of a specific peer group of companies. The payout may range from 0% to 200% of target. Based upon these criteria, 177,426 shares are included in the denominator of the diluted earnings per share computation at December 31, 2005. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," WPS Resources accrues the plan expense over the three-year period in which the services are performed. Pre-tax compensation cost recorded was $3.4 million in 2005, $2.3 million in 2004, and $3.3 million in 2003.

The following table summarizes the performance stock rights granted in 2005, 2004, and 2003.

Performance Stock Rights Granted
Year	Shares	Grant-Date Fair Value
2005	82,874	$48.37
2004	57,201	41.62
2003	35,640	38.27

Restricted stock shares granted on April 18, 2002, totaled 12,186 shares and had a one-year vesting period. Beginning April 18, 2003, 15% of the shares became unrestricted, with an additional 15% release of restriction at each six-month interval thereafter until fully unrestricted. Restricted shares have a value equal to the fair market value of the shares on the grant date. Compensation cost was recorded for these shares over their one-year vesting period.

NOTE 23--REGULATORY ENVIRONMENT

Wisconsin

On December 22, 2005, the PSCW issued a final written order authorizing a retail electric rate increase of $79.9 million (10.1%) and a retail natural gas rate increase of $7.2 million (1.1%), effective January 1, 2006. The 2006 rates reflect an 11.0% return on common equity. The PSCW also approved a common equity ratio of 59.7%. The retail electric rate increase was required because of higher fuel and purchased power costs (including costs associated with the Fox Energy Center power purchase agreement), costs related to the construction of Weston 4, increased transmission costs, and costs related to the 2005 Kewaunee outage and 50% of the loss on the Kewaunee sale. The rates also reflect the refund of a portion of the proceeds received from the liquidation of the nonqualified decommissioning trust fund. The retail natural gas rate increase was driven by infrastructure improvements necessary to ensure the reliability of the natural gas distribution system.

On June 7, 2005, WPSC filed with the PSCW and the FERC a request for establishment of a cooperative joint proceeding for approval of the Kewaunee wind-up plan. The wind-up plan proposed that the refunds due to both retail and wholesale customers related to proceeds received from the liquidation of the nonqualified decommissioning trust fund be offset by the net loss on the sale of the plant and also by certain costs related to the 2004 and 2005 Kewaunee outages. The wind-up plan proposed to begin the amortization of the net regulatory liability as a credit to customer rates as of the effective date of the PSCW's order (expected to be January 1, 2006). The FERC subsequently denied the request for joint proceeding with the PSCW. The wind-up plan was addressed by the PSCW in WPSC's 2006 rate case (discussed above). The PSCW ruled in the 2006 rate case that the deferred assets and liabilities related to the Kewaunee matters should be treated separately and not netted as WPSC initially proposed in its wind-up plan. In the 2006 rate case, the PSCW determined that Wisconsin retail customers were entitled to be refunded approximately 85% of the proceeds received from the liquidation of the nonqualified decommissioning trust fund based on a historical allocation methodology, or approximately $108 million of the total $127.1 million of proceeds received, over a two-year period beginning on January 1, 2006

(including the refund of carrying costs on the unamortized balance at the authorized pre-tax weighted average cost of capital). In 2005, the MPSC ruled that WPSC's Michigan customers were entitled to be refunded approximately 2% of the proceeds received from the liquidation of the nonqualified decommissioning fund and refunding to Michigan customers began in 2005. The $126.9 million regulatory liability recorded at December 31, 2005, related to the required refunding of proceeds received from the liquidation of the nonqualified decommissioning trust fund to both retail and wholesale customers. The proposal to refund the nonqualified decommissioning trust fund to wholesale customers was also approved by the FERC with no specification of the details for distribution. On August 8, 2005, the FERC accepted the proposed refund plan for filing and implemented the plan effective January 1, 2006, subject to refund upon final resolution. A preliminary settlement discussion between WPSC and parties contesting WPSC's refund plan was held in the fourth quarter of 2005, but a final resolution has not been determined on this matter. The PSCW's treatment of costs related to the 2004 and 2005 Kewaunee outages, as well as the loss on the sale of Kewaunee are discussed below.

The PSCW disallowed recovery of 50% of the loss on the sale of Kewaunee. The entire loss had previously been approved for deferral, resulting in WPSC writing off $6.1 million of the regulatory asset previously recorded. WPSC petitioned the PSCW for rehearing on this matter; however, the request for rehearing was denied and this decision is now final.

On February 20, 2005, Kewaunee was temporarily removed from service after a potential design weakness was identified in its auxiliary feedwater system. On March 17, 2005, the PSCW authorized WPSC to defer replacement fuel costs related to the outage. On April 8, 2005, the PSCW approved deferral of the operating and maintenance costs, including carrying costs at the most recently authorized pre-tax weighted average cost of capital. In the order granted for WPSC's 2006 rate case, which was finalized on December 22, 2005 (discussed above), the PSCW determined that it was reasonable for WPSC to recover all deferred costs related to the 2005 Kewaunee forced outage over a five-year period, beginning on January 1, 2006, including carrying costs on the unamortized balance at the composite short-term debt rate. Because the PSCW had initially approved deferral of carrying costs based upon the weighted average cost of capital, WPSC was required to write-off $2.2 million of carrying costs in the fourth quarter of 2005. WPSC also filed with the FERC for approval to defer these costs in the wholesale jurisdiction. The FERC is in the process of investigating the justness and reasonableness of the recovery of the costs and will subsequently rule on the filing. WPSC believes recovery of the FERC portion of these costs is probable. For WPSC's Michigan retail customers, fuel costs are recovered through a pass through fuel adjustment clause and no deferral request is needed. Through December 31, 2005, WPSC had deferred $56.4 million of replacement power costs and operating and maintenance expenses related to this outage. On July 5, 2005, WPSC sold its 59% share of Kewaunee to Dominion. See Note 6, "Acquisitions and Sales of Assets," for further information on the sale of Kewaunee.

In WPSC's 2006 rate case, the PSCW determined that it was reasonable for WPSC to continue to defer the MISO Day 2 charges associated with net congestion and financial transmission rights costs and revenues, and the cost differences between marginal losses and average losses. At December 31, 2005, WPSC had deferred $21.2 million of costs related to these matters.

In May 2005, WPSC received notification from its coal transportation suppliers that extensive maintenance was required on the railroad tracks that lead into and out of the Powder River Basin. The extensive maintenance ended on November 23, 2005. During the maintenance efforts, WPSC received approximately 87% of the expected coal deliveries. WPSC took steps to conserve coal usage and secured alternative coal supplies at its affected generation facilities during that time. On September 23, 2005, the PSCW approved WPSC's request for deferred treatment of the incremental fuel costs resulting from the coal supply issues. As of December 31, 2005, $6.4 million was deferred related to this matter. These costs are expected to be addressed in WPSC's next retail electric rate case.

On November 5, 2004, WPSC filed an application with the PSCW to defer all incremental costs, including carrying costs, resulting from unexpected problems encountered in the 2004 refueling outage at Kewaunee. During the refueling outage, an unexpected problem was encountered with equipment used for lifting the reactor vessel internal components to perform a required 10-year inspection. These equipment problems caused the outage to be extended by approximately three weeks. On November 11, 2004, the PSCW authorized WPSC to defer the replacement fuel costs related to the extended outage. On November 23, 2004, the PSCW authorized WPSC to defer purchased power costs and operating and maintenance expenses related to the extended outage, effective from when the problems were discovered, including carrying costs at WPSC's authorized weighted average cost of capital. Kewaunee returned to service on December 4, 2004. In the order granted for WPSC's 2006 rate case, which was finalized on December 22, 2005 (discussed above), the PSCW disallowed recovery of these costs, resulting in the write-off of the $7.6 million regulatory asset WPSC had previously recorded. WPSC petitioned the PSCW for rehearing on this matter; however, the request for rehearing was denied and this decision is now final.

On December 21, 2004, the PSCW issued a final written order authorizing a retail electric rate increase of $60.7 million (8.6%) and a retail natural gas rate increase of $5.6 million (1.1%), effective January 1, 2005. The 2005 rates reflected an 11.5% return on equity. The PSCW also approved a common equity ratio of 57.35% in the utility's regulatory capital structure. The retail electric rate increase was related to increased costs pertaining to fuel and purchased power, construction of Weston 4, benefit costs, and the MISO costs. The natural gas rate increase was primarily related to increases in benefit costs and the cost of distribution system improvements.

Michigan

On January 3, 2006, UPPCO filed a request to increase its retail electric rates by $6.6 million (8.1%), with an 11.5% return on equity, and a 55% common equity ratio. It is anticipated that the MPSC will act on this request in the third quarter of 2006. UPPCO asked for the new rates to go into effect in the second quarter, subject to refund, while the MPSC reviews the entire request. The retail electric rate increase is required in order to improve service quality and reliability, upgrade technology, and manage rising employee and retiree benefit costs. UPPCO's last retail electric rate increase was in December 2002.

On December 8, 2004, UPPCO submitted a request to the MPSC to approve UPPCO's proposed treatment of the pre-tax gains from certain sales of undeveloped and partially developed land located in the Upper Peninsula of Michigan as appropriate for ratemaking purposes. On February 4, 2005, UPPCO submitted an application to the MPSC for a 7.6% increase in retail electric rates ($5.7 million in revenues). UPPCO also requested interim rate recovery of 6.0% ($4.5 million in revenues) to allow UPPCO to recover costs during the time the MPSC was reviewing the full case. On April 28, 2005, the MPSC issued an order authorizing UPPCO to retain 100% of the pre-tax gains on certain lands owned up to $18.5 million and 73% of any pre-tax gains over that amount, so UPPCO withdrew the rate increase request.

Federal

Through a series of orders issued by the FERC, Regional Through and Out Rates for transmission service between the MISO and the PJM Interconnection were eliminated effective December 1, 2004. To compensate transmission owners for the revenue they will no longer receive due to this elimination, the FERC ordered a transitional pricing mechanism called SECA to be put into place. Load serving entities will pay these SECA charges during a 16-month transition period from December 1, 2004, through March 31, 2006. Total exposure for the 16-month transitional period, taken from proposed compliance filings by the transmission owners, is approximately $19 million for ESI, of which approximately $17 million relates to its Michigan operations and $2 million relates to its Ohio operations. Through December 31, 2005, ESI has received billings totaling $15.3 million, of which $11.1 million have been expensed.

The application and legality of the SECA is being challenged by many load-serving entities, including ESI. ESI has been and will continue pursuing all avenues to appeal and/or reduce the SECA obligations. It is probable that ESI's total exposure will be reduced by at least $4.2 million because of inconsistencies between the FERC's SECA order and the transmission owners' compliance filings (representing the difference between the amount ESI has paid for SECA charges and the amount that has been expensed as of December 31, 2005, as discussed above). ESI anticipates settling a significant portion of its SECA matters through vendor negotiations in the first half of 2006 and reached a $1 million settlement agreement with one of its vendors in January 2006. Resolution of issues to be raised in an upcoming SECA hearing offer the possibility of further reductions in ESI's exposure, but the extent is unknown at present. Through existing contracts, ESI has the ability to pass a portion of the SECA charges on to customers and has been doing so. Since SECA is a transition charge ending on March 31, 2006, it does not directly impact ESI's long-term competitiveness.

The SECA is also an issue for WPSC and UPPCO, who have intervened and protested a number of proposals in this docket because those proposals could result in unjust, unreasonable, and discriminatory charges for customers. It is anticipated that most of the SECA charges incurred by WPSC and UPPCO and any refunds will be passed on to customers through rates.

Other

On September 21, 2005, WPS Resources announced the acquisition of the Michigan and Minnesota natural gas distribution operations of Aquila. See Note 6, "Acquisitions and Sales of Assets," for further information on the acquisition of these assets. In relation to the acquisition, WPS Michigan Utilities, Inc. (which subsequently changed its name to Michigan Gas Utilities Corporation) and Aquila jointly filed with the MPSC on October 10, 2005, for approval of the termination of Aquila's duty to provide natural gas service in Michigan and for WPS Michigan Utilities to provide natural gas service in the Michigan service territory of Aquila pursuant to the rates, terms, and conditions in Aquila's current tariff book. Also in relation to the acquisition, on October 17, 2005, WPS Minnesota Utilities, Inc. (which subsequently changed its name to Minnesota Energy Resources Corporation) and Aquila jointly filed with the Minnesota Public Utilities Commission to approve the sale of the Minnesota assets of Aquila's two divisions, Aquila Networks-PNG and Aquila Networks-NMU, to WPS Minnesota Utilities pursuant to the Asset Purchase Agreement dated September 21, 2005. On November 10, 2005, approval was obtained from the MPSC for the Michigan transaction. The Minnesota Public Utilities Commission has not yet ruled on this matter.

NOTE 24--VARIABLE INTEREST ENTITIES

The FASB has issued Interpretation No. 46R (as revised), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51," in order to improve financial reporting by companies involved with variable interest entities. Interpretation No. 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. The primary beneficiary is the party that absorbs the majority of the expected losses and/or receives the majority of the expected residual returns of the variable interest entity's activities.

The application of Interpretation No. 46R was required for financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. WPS Resources identified WPSR Capital Trust I as a special purpose entity that is within the scope of Interpretation No. 46R. Refer to Note 25, "Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Preferred Stock Trust," for further discussion of the impacts of implementing this portion of Interpretation No. 46R on the financial statement of WPS Resources.

WPS Resources adopted the provisions of Interpretation No. 46R for variable interest entities not defined as special purpose entities effective March 31, 2004. The required adoption had no impact on our Consolidated Financial Statements, as we did not identify significant variable interests in any unconsolidated variable interest entities where we were determined to be the primary beneficiary. We have identified our equity ownership in a synthetic fuel producing facility as a variable interest in a variable interest entity. Through an affiliate of ESI, WPS Resources owns a partial interest in a synthetic fuel facility located in Kentucky and receives tax credits pursuant to Section 29 of the Internal Revenue Code based on sales to unaffiliated third-party purchasers of synthetic fuel produced from coal. At December 31, 2005, WPS Resources had a 23% ownership interest in the synthetic fuel facility. No other variable interests were identified. WPS Resources' maximum exposure to loss as a result of our involvement with this variable interest entity is limited to our investment in this entity, which was not significant at December 31, 2005. We were not identified as the primary beneficiary of this entity and, therefore, were not required to consolidate the synthetic fuel facility into our financial statements at December 31, 2005. The adoption of Interpretation No. 46R also included an analysis of our power purchase and sale agreements. We do not believe that any of our power purchase or sale agreements constitute significant variable interests that would lead us to consolidate entities not currently consolidated or deconsolidate any entities currently consolidated.

NOTE 25--COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF PREFERRED STOCK TRUST

On July 30, 1998, WPSR Capital Trust I, a Delaware business trust, issued $50.0 million of trust preferred securities to the public. WPS Resources owned all of the outstanding trust common securities of the Trust, and the only asset of the Trust was $51.5 million of subordinated debentures issued by WPS Resources. The debentures were due on June 30, 2038, and bore interest at 7% per year. The terms and interest payments on the debentures corresponded to the terms and distributions on the trust preferred securities.

As discussed in Note 24, "Variable Interest Entities," it was determined that WPSR Capital Trust I qualified as a special purpose entity and, therefore, the provisions of Interpretation No. 46R were applied to the Trust at December 31, 2003. Prior to this date, we consolidated the preferred securities of the Trust into our financial statements as we held all of the voting securities. Per the provisions of Interpretation No. 46R, however, it was determined that the preferred security holders held the majority of the residual economic risks associated with WPSR Capital Trust I and, therefore, the Trust was deconsolidated effective December 31, 2003. As a result of the deconsolidation, WPS Resources recorded a $1.5 million investment in trust within other current assets and a $51.5 million Note payable to preferred stock trust, respectively, within the Consolidated Balance Sheet at December 31, 2003.

On January 8, 2004, WPS Resources redeemed all of the subordinated debentures that were initially issued to the Trust for $51.5 million and paid accrued interest of $0.1 million. This action required the Trust to redeem an equal amount of trust securities at face value plus any accrued interest and unpaid distributions. As a result of these transactions, the Trust was dissolved effective January 8, 2004.

NOTE 26--SEGMENTS OF BUSINESS

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that companies disclose segment information based on how management makes decisions about allocating resources to segments and measuring their performance.

Prior to the fourth quarter of 2005, WPS Resources reported two nonregulated segments, ESI and PDI. In the fourth quarter of 2005, WPS Resources' Chief Executive Officer and its Board of Directors decided to view ESI and PDI as one business, and corresponding changes were made to the segment information reported to them. The change in reportable segments is the culmination of changes over the past two years that caused these businesses to become integrated. These changes included combining the management teams, restructuring the ownership structure of ESI and PDI, and having ESI optimize the value of PDI's merchant generation fleet and reduce market price risk through the use of various financial and physical instruments (such as futures, options, and swaps) in order to provide more predictable revenues and margins. Effective in the fourth quarter of 2005, WPS Resources began reporting to the Chief Executive Officer and Board of Directors one nonregulated segment, ESI. Segment information related to prior periods has been reclassified to reflect this change. Currently, WPS Resources reports four segments, which are described below.

Our two regulated segments include the regulated electric utility operations of WPSC and UPPCO, and the regulated natural gas utility operations of WPSC. WPSC's revenues are primarily derived from the service of electric and natural gas retail customers in northeastern and central Wisconsin and an adjacent portion of Upper Michigan. WPSC also provides wholesale electric service to various customers, including municipal utilities, electric cooperatives, energy marketers, other investor-owned utilities, and a municipal joint action agency. Portions of WPSC's electric and natural gas operations cannot be specifically identified as electric or natural gas and instead are allocated using either actual labor hours, revenues, number of customers, or number of meters. UPPCO derives revenues from the sale of electric energy in the Upper Peninsula of Michigan.

ESI is our primary nonregulated segment. ESI offers nonregulated natural gas, electric, and alternate fuel supplies as well as energy management and consulting services to retail and wholesale customers and competes in the wholesale merchant electric power generation industry, primarily in the northeastern quadrant of the United States, adjacent portions of Canada, and now Texas. Although ESI has a widening array of products and services, revenues are primarily derived through sales of electricity and natural gas to retail and wholesale customers. ESI's marketing and trading operations manage power and natural gas procurement as an integrated portfolio with its retail and wholesale sales commitments. Electricity required to fulfill these sales commitments is procured from both ESI merchant electric power generation and from independent generators, energy marketers, and organized electric power markets. Natural gas is purchased from a variety of suppliers under daily, monthly, seasonal and long-term contracts with pricing delivery and volume schedules to accommodate customer requirements. ESI's customers include utilities, municipalities, cooperatives, commercial and industrial consumers, aggregators, and other marketing and retail entities.

ESI also owns several merchant electric generation plants, primarily in the Midwest and northeastern United States and adjacent portions of Canada. ESI markets power from these plants that is not under contract to third parties. ESI utilizes power from its New England and Canadian assets primarily to serve firm load commitments in northern Maine and certain other sales agreements with customers. For most of the remaining capacity available from these plants, ESI utilizes financial tools, including forwards, options, and swaps to mitigate exposure, as well as to maximize value from the merchant generation fleet. Power purchase agreements are also in place with third-party customers for approximately 95 megawatts of capacity, which includes the Stoneman facility in Cassville, Wisconsin, and the Combined Locks facility in Combined Locks, Wisconsin.

The Holding Company and Other segment, another nonregulated segment, includes the operations of WPS Resources and WPS Resources Capital Corporation as holding companies and the nonutility activities at WPSC and UPPCO. Equity earnings from our investments in ATC, Wisconsin River Power Company, and Guardian Pipeline, LLC are included in the Holding Company and Other Segment.

The tables below present information for the respective years pertaining to our operations segmented by lines of business.

	Regulated Utilities			Nonutility and Nonregulated Operations
2005 (millions)	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$1,003.6	$520.6	$1,524.2	$5,323.1	$-	$-	$6,847.3
Internal revenues	33.5	1.4	34.9	13.6	1.1	(49.6)	-
Depreciation and decommissioning	113.4	17.4	130.8	11.5	0.3	-	142.6
Miscellaneous income	51.6	0.5	52.1	(0.8)	39.4	(4.5)	86.2
Interest expense	27.1	8.7	35.8	4.4	26.3	(4.5)	62.0
Provision for income taxes	37.0	7.3	44.3	(0.6)	(2.3)	-	41.4
Discontinued operations	-	-	-	9.1	-	-	9.1
Cumulative effect of
change in accounting
principle	-	-	-	(1.6)	-	-	(1.6)
Income available for common shareholders	64.2	13.2	77.4	74.1	5.9	-	157.4
Total assets	2,082.3	660.8	2,743.1	2,442.9	455.4	(178.9)	5,462.5
Cash expenditures for long-lived assets	373.9	36.4	410.3	3.3	0.9	-	414.5

(1) Includes only utility operations. Nonutility operations are included in the Other column.

	Regulated Utilities			Nonutility and Nonregulated Operations
2004 (millions)	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$875.6	$416.4	$1,292.0	$3,598.6	$-	$-	$4,890.6
Internal revenues	21.0	4.5	25.5	15.4	1.1	(42.0)	-
Depreciation and decommissioning	79.5	16.0	95.5	11.0	0.5	-	107.0
Miscellaneous income	10.4	0.4	10.8	(0.5)	40.6	(3.2)	47.7
Interest expense	25.6	7.7	33.3	3.3	20.8	(3.2)	54.2
Provision for income taxes	39.2	10.2	49.4	(15.6)	(3.8)	-	30.0
Discontinued operations	-	-	-	(13.4)	-	-	(13.4)
Income available for common shareholders	68.8	17.3	86.1	41.7	11.9	-	139.7
Total assets	2,225.2	577.9	2,803.1	1,390.9	329.8	(147.0)	4,376.8
Cash expenditures for long-lived assets	223.0	62.7	285.7	4.0	0.3	-	290.0

(1)	Includes only utility operations. Nonutility operations are included in the Other column.

	Regulated Utilities			Nonutility and Nonregulated Operations
2003 (millions)	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	Other	Reconciling Eliminations	WPS Resources Consolidated

Income Statement
External revenues	$785.6	$398.1	$1,183.7	$3,137.5	$0.1	$-	$4,321.3
Internal revenues	28.5	6.1	34.6	5.9	1.1	(41.6)	-
Depreciation and decommissioning	112.8	14.3	127.1	10.7	0.6	-	138.4
Miscellaneous income	43.6	1.3	44.9	(3.8)	30.7	(8.2)	63.6
Interest expense	24.9	6.7	31.6	3.3	27.3	(6.6)	55.6
Provision for income taxes	33.9	9.2	43.1	(6.8)	(2.6)	-	33.7
Discontinued operations	-	-	-	(16.0)	-	-	(16.0)
Cumulative effect of change in accounting principle	-	-	-	3.2	-	.	3.2
Income available for common shareholders	60.0	15.7	75.7	21.1	(2.1)	-	94.7
Cash expenditures for long-lived assets	131.0	40.7	171.7	4.7	(0.2)	-	176.2

(1)	Includes only utility operations. Nonutility operations are included in the Other column.

Geographic Information (Millions)
	2005		2004		2003
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets	Revenues
United States	$4,681.6	$2,696.0	$3,763.6	$2,830.8	$3,749.6
Canada(1)	2,165.7	21.7	1,127.0	22.9	571.7
Total	$6,847.3	$2,717.7	$4,890.6	$2,853.7	$4,321.3

(1)	Revenues and assets of Canadian subsidiaries.

NOTE 27--QUARTERLY FINANCIAL INFORMATION (Unaudited)

(Millions, except for share amounts)	Three Months Ended
	2005
	March	June	September	December	Total
Operating revenues	$1,462.1	$1,314.5	$1,720.1	$2,350.6	$6,847.3
Operating Income	85.0	5.4	65.3	10.0	165.7
Income from continuing operations	62.5	29.4	45.4	15.7	153.0
Discontinued operations, net of tax	4.2	(4.7)	3.5	6.1	9.1
Income available for common shareholders	65.9	23.9	48.2	19.4	157.4

Average number of shares of common stock (basic)	37.8	38.0	38.2	39.1	38.3
Average number of shares of common stock (diluted)	38.1	38.4	38.6	39.6	38.7

Earnings per common share (basic) (1)
Income from continuing operations	$1.63	$0.75	$1.17	$0.38	$3.91
Discontinued operations	0.11	(0.12)	0.09	0.16	0.24
Income available for common shareholders	1.74	0.63	1.26	0.50	4.11
Earnings per common share (diluted) (1)
Income from continuing operations	1.62	0.74	1.16	0.38	3.87
Discontinued operations	0.11	(0.12)	0.09	0.15	0.24
Income available from common shareholders	1.73	0.62	1.25	0.49	4.07

	2004
	March	June	September	December	Total
Operating revenues	$1,373.3	$1,045.9	$1,072.5	$1,398.9	$4,890.6
Operating Income	71.0	17.5	49.9	50.9	189.3
Income from continuing operations	46.4	10.7	37.8	61.3	156.2
Discontinued operations, net of tax	(3.0)	(5.3)	(2.3)	(2.8)	(13.4)
Income available for common shareholders	42.6	4.6	34.8	57.7	139.7

Average number of shares of common stock (basic)	37.1	37.3	37.4	37.5	37.4
Average number of shares of common stock (diluted)	37.3	37.5	37.6	37.8	37.6

Earnings per common share (basic) (1)
Income from continuing operations	$1.23	$0.27	$0.99	$1.61	$4.09
Discontinued operations	(0.08)	(0.15)	(0.06)	(0.07)	(0.35)
Income available for common shareholders	1.15	0.12	0.93	1.54	3.74
Earnings per common share (diluted) (1)
Income from continuing operations	1.22	0.26	0.99	1.60	4.07
Discontinued operations	(0.08)	(0.14)	(0.06)	(0.07)	(0.35)
Income available for common shareholders	1.14	0.12	0.93	1.53	3.72

(1) Earnings per share for the individual quarters do not total the year ended earnings per share amount because of changes to the average number of shares outstanding and changes in incremental issuable shares throughout the year.

Because of various factors, the quarterly results of operations are not necessarily comparable.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

WPS RESOURCES CORPORATION

H. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of WPS Resources Corporation

We have audited the accompanying consolidated balance sheets of WPS Resources Corporation and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedules at Exhibit 99.4(a). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of WPS Resources Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003 the Company changed its method of accounting for certain energy trading contracts to adopt EITF 02-3, "Issues Involved in Accounting for Derivatives Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations to adopt Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." As discussed in Notes 1 and 15 to the consolidated financial statements, effective December 31, 2005, the Company changed its method of accounting for conditional asset retirement obligations to adopt FASB Interpretation No. 47, "Conditional Asset Retirement Obligations."

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2006 (August 9, 2006 as to the effects of the reclassifications described in Note 4)